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As filed with the Securities and Exchange Commission on July 2, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Registration Statement
on
FORM S-4
UNDER THE
SECURITIES ACT OF 1933

MARKWEST ENERGY PARTNERS, L.P.*
MARKWEST ENERGY FINANCE CORPORATION
(exact name of registrant as specified in its charter)

Delaware	1311	27-0005456
Delaware	1311	20-1805917
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)		Nancy K. Buese 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
David P. Oelman
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
(713) 758-2222

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

6 7/8% Series B Senior Notes due 2014	$150,000,000	100%	$150,000,000	$8,370(2)

Guarantees(2)	—	—	—	—

(1)
Determined in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)
No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

*
Includes certain subsidiaries of MarkWest Energy Partners, L.P. identified on the following pages.

        The Registrants hereby amend this Registration Statement on such dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MarkWest Energy Operating Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-0005448 (I.R.S. Employer Identification Number)
Basin Pipeline L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3297919 (I.R.S. Employer Identification Number)
West Shore Processing Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Michigan (State or Other Jurisdiction of Incorporation or Organization)	76-0501616 (I.R.S. Employer Identification Number)
MarkWest Energy Appalachia, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	47-0852385 (I.R.S. Employer Identification Number)
Mason Pipeline Limited Liability Company (Exact Name of Registrant As Specified In Its Charter)
Michigan (State or Other Jurisdiction of Incorporation or Organization)	26-2664116 (I.R.S. Employer Identification Number)
MarkWest Michigan Pipeline Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Michigan (State or Other Jurisdiction of Incorporation or Organization)	83-0375568 (I.R.S. Employer Identification Number)
MarkWest Oklahoma Gas Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Oklahoma (State or Other Jurisdiction of Incorporation or Organization)	86-1089780 (I.R.S. Employer Identification Number)
MarkWest New Mexico, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	30-0157474 (I.R.S. Employer Identification Number)

MarkWest Pinnacle, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	30-0157461 (I.R.S. Employer Identification Number)
MarkWest PNG Utility, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	30-0157467 (I.R.S. Employer Identification Number)
MarkWest Texas PNG Utility, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	30-0157468 (I.R.S. Employer Identification Number)
MarkWest Blackhawk, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	30-157471 (I.R.S. Employer Identification Number)
MarkWest Power Tex, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	45-0537840 (I.R.S. Employer Identification Number)
MarkWest Pipeline Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	20-2229672 (I.R.S. Employer Identification Number)
MarkWest Energy East Texas Gas Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1311706 (I.R.S. Employer Identification Number)
MarkWest Javelina Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	76-0263770 (I.R.S. Employer Identification Number)

MarkWest Javelina Pipeline Company, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	38-2909338 (I.R.S. Employer Identification Number)
Matrex, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Michigan (State or Other Jurisdiction of Incorporation or Organization)	84-1349848 (I.R.S. Employer Identification Number)
MarkWest Liberty Gas Gathering, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-2368254 (I.R.S. Employer Identification Number)
MarkWest Gas Services, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Texas (State or Other Jurisdiction of Incorporation or Organization)	26-1795927 (I.R.S. Employer Identification Number)
MarkWest McAlester, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Oklahoma (State or Other Jurisdiction of Incorporation or Organization)	26-3195589 (I.R.S. Employer Identification Number)
MarkWest Energy GP, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	01-0636219 (I.R.S. Employer Identification Number)
MarkWest Hydrocarbon, Inc. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1352233 (I.R.S. Employer Identification Number)
MarkWest Marketing, L.L.C. (Exact Name of Registrant As Specified In Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-2430225 (I.R.S. Employer Identification Number)

Prospectus

MarkWest Energy Partners, L.P.
MarkWest Energy Finance Corporation

Offer to Exchange

up to

$150,000,000 of 6 7/8% Series B Senior Notes due 2014
that have been registered under the Securities Act of 1933

for

$150,000,000 of 6 7/8% Series A Senior Notes due 2014
that have not been registered under the Securities Act of 1933

        Please read "Risk Factors" beginning on page 8 for a discussion of factors you should consider before participating in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Each broker-dealer that receives the notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of one year from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is                        , 2009.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the "Commission." In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

        This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, MarkWest Energy Partners, L.P., 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202; telephone number: (303) 925-9200. To obtain timely delivery, you must request the information no later than                        , 2009.

i

ii

SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offers and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the "Risk Factors" section beginning on page 8 of this prospectus.

        Except as otherwise indicated, references to the "Partnership," "we," "our," "us," or like terms refer to MarkWest Energy Partners, L.P. and its subsidiaries, including MarkWest Energy Finance Corporation. References to "MarkWest Hydrocarbon" refer to MarkWest Hydrocarbon, Inc., a wholly-owned subsidiary of the Partnership, and its direct and indirect consolidated subsidiaries.

 MarkWest Energy Partners, L.P.

Overview

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and we are the largest natural gas processor in the Appalachian region.

Executive Office

        Our principal executive offices are located at 1515 Arapahoe St., Tower 2, Suite 700, Denver, Colorado 80202, and our phone number is (303) 925-9200. We maintain a website at http://www.markwest.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to tender your notes.

 Exchange Offer

        On May 26, 2009, we completed a private offering of the outstanding notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer no later than November 20, 2009. The following is a summary of the exchange offer.

Outstanding Notes	On May 26, 2009, we issued $150 million aggregate principal amount of 6 7/8% Series A Senior Notes due 2014.
Exchange Notes

6 7/8% Series B Senior Notes due 2014. The terms of the exchange notes are identical to those terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

Exchange Offer

We are offering to exchange up to $150 million principal amount of our 6 7/8% Series B Senior Notes due 2014 that have been registered under the Securities Act of 1933, or the Securities Act, for an equal amount of our outstanding 6 7/8% Series A Senior Notes due 2014 issued on May 26, 2009 to satisfy our obligations under the registration rights agreement that we entered into when we issued the outstanding notes in transactions exempt from registration under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless we decide to extend it.
Conditions to the Exchange Offer

The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Commission or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. Please read "Exchange Offer—Conditions to the Exchange Offer" for more information about the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirm that:

	•	DTC has received instructions to exchange your notes; and
	•	you agree to be bound by the terms of the letter of transmittal.

For more details, please read "Exchange Offer—Terms of the Exchange Offer" and "Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures	None.
Withdrawal of Tenders

You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read "Exchange Offer—Withdrawal of Tenders."

Acceptance of Outstanding Notes and Delivery of Exchange Notes

If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read "Exchange Offer—Terms of the Exchange Offer."

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read "Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making these exchange offers solely to satisfy our obligations under our registration rights agreement.
Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences."

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

Wells Fargo Bank, N. A. Corporate Trust Operations MAC N9303-121 Sixth and Marquette Minneapolis, Minnesota 55479 Telephone: (800) 344-5128.

 Terms of the Exchange Notes

        The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

        The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read "Description of Exchange Notes."

Issuers	MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation.
Securities Offered	$150,000,000 principal amount of 6 7/8% Series B Senior Notes due 2014.
Interest Rate	6 7/8% per annum.
Interest Payment Dates

Interest on the exchange notes will accrue from May 26, 2009 and will be paid semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2009, to holders of record as of the preceding April 15 and October 15, respectively. The initial interest payment on the exchange notes will include all accrued and unpaid interest on the outstanding notes exchanged therefor. See "Description of Exchange Notes—Principal, Maturity and Interest."

Maturity Date	November 1, 2014
Subsidiary Guarantee

Each of our wholly-owned existing subsidiaries, other than MarkWest Energy Finance Corporation, will guarantee the exchange notes initially and so long as such subsidiary guarantees any of our other debt. Not all of our future subsidiaries will have to become guarantors. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries, if any, must make them instead. See "Description of Exchange Notes—The Guarantees."

Optional Redemption

We may redeem some or all of the exchange notes at any time on or after November 1, 2009. At any time prior to November 1, 2009, we may redeem some or all of the exchange notes at a make-whole redemption premium. The redemption prices are discussed under the caption "Description of Exchange Notes—Optional Redemption."

Ranking	The exchange notes will be:
	•	our senior unsecured obligations;
	•	equal in right of payment with all of our existing and future senior debt;
	•	senior in right of payment to all of our future subordinated debt;
	•	effectively junior in right to payment to our secured debt to the extent of the assets securing the debt, including our obligations in respect of our bank credit facility; and
	•	effectively subordinated to all future liabilities of our subsidiaries that do not guarantee the notes.
Certain Covenants

We issued the outstanding notes, and will issue the exchange notes, under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

	•	borrow money;
	•	pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity;
	•	make investments;
	•	use assets as collateral in other transactions;
	•	enter into sale and lease-back transactions;
	•	sell certain assets or merge with or into other companies;
	•	engage in transactions with affiliates; and
	•	engage in unrelated businesses.
For more details, see "Description of Exchange Notes—Covenants."
Covenant Termination

If at any time the exchange notes are rated investment grade by both Moody's and Standard & Poor's and no default has occurred and is continuing under the indenture, we and our subsidiaries will not be subject to many of the foregoing covenants. See "Description of Exchange Notes—Suspended Covenants."

Transfer Restrictions; Absence of a Public Market for the Notes

The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to make a trading market in the exchange notes after the exchange offer. Therefore, we cannot assure you as to the development of an active market for the exchange notes or as to the liquidity of any such market.

Form of Exchange Notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Same-Day Settlement

The global exchange notes will be shown on, and transfers of the global exchange notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The exchange notes are expected to trade in DTC's Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.
Trustee, Registrar and Exchange Agent	Wells Fargo Bank, National Association.
Governing Law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

        In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, you should consider carefully the risks described below before deciding whether to participate in the exchange offer.

 Risks Inherent in Our Business

  Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

        We have substantial indebtedness and other financial obligations. As of June 1, 2009, we had approximately $228 million borrowings outstanding under our revolving credit facility (excluding $29.3 million of outstanding letters of credit) as well as $1.15 billion in aggregate principal amount of outstanding senior notes. Subject to the restrictions governing our indebtedness and other financial obligations, including the indentures governing our outstanding notes, we may incur significant additional indebtedness and other financial obligations.

        Our substantial indebtedness and other financial obligations could have important consequences. For example, they could:

  •
  make it more difficult for us to satisfy our obligations with respect to our existing debt;

  •
  impair our ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

  •
  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

  •
  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, distributions and other general partnership requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        Furthermore, these consequences could limit our ability, and the ability of our subsidiaries, to obtain future financings, make needed capital expenditures, withstand the current financial crisis or a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our existing credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit our ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the credit facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under the credit facility are secured by substantially all of our assets and guaranteed by all of our wholly-owned subsidiaries, including our operating company. We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  The global financial crisis may have impacts on our business and financial condition that we currently cannot predict and our ability to access the credit and capital markets on attractive terms to obtain funding for our capital projects may be limited due to the deterioration of these markets.

        Changes in economic conditions could adversely affect our business and results of operations. A number of economic factors, including, but not limited to, gross domestic product, consumer interest rates, consumer confidence and debt levels, retail trends, housing starts, sales of existing homes, the level of mortgage refinancing, inflation and foreign currency exchange rates, may generally affect our business. Recessionary economic cycles, higher unemployment rates, higher fuel and other energy costs, and higher tax rates may adversely affect demand for natural gas, NGLs and crude oil. A decline in economic activity and conditions in the United States and any other markets in which we operate could adversely affect our financial condition and results of operations. There can be no assurances that government responses to disruptions in the financial markets will restore consumer confidence for the foreseeable future. The prevailing economic uncertainties may also render estimates of future income and expenditures very difficult to make.

        The unprecedented and continued credit crisis and related turmoil in the global markets and financial systems and the decline in the U.S. economy in 2008, which have continued into 2009, have increased both the volatility and the amplitude of the risk associated with the other risk factors identified in this offering memorandum. These events have had an impact on our yield and unit price, and may have an impact on our business and our financial condition. In particular, the cost of capital has increased substantially while the availability of funds from those markets has diminished significantly. Accordingly, our ability to access the capital markets may be restricted or be available only on unfavorable terms, which could significantly and adversely impact our ability to execute our long term growth capital projects. Limited access to the capital markets could also adversely impact our ability to otherwise take advantage of business opportunities or react to changing economic and business conditions. In addition, because of the recent turmoil in the financial markets, including issues surrounding solvency of many institutional lenders and the recent failure of several banks, our ability to obtain capital from our revolving credit facility could be adversely impacted by the failure of one or more of the members of the participating bank group. Ultimately we may be required to substantially reduce our future capital expenditures. These factors could have a material adverse effect on our revenues, income from operations, cash flows and our ability to service our debt or to make quarterly distributions on our common units. The current economic situation could have an impact on our lenders, producers, or other customers, causing them to fail to meet their obligations to us, and these market conditions could also have an impact on our commodity hedging arrangements if our counterparties are unable to perform their obligations. The uncertainty and volatility of the unprecedented global financial crisis may have further impacts on our business and financial condition that we currently cannot predict or anticipate.

        Furthermore, the current conditions of the global financial markets have contributed, and recent declines in commodity prices may have contributed, to a decline in our unit price and corresponding market capitalization. Continued declines in our market capitalization could result in an additional noncash impairment of our recorded goodwill. Continued declines in commodity prices could have an adverse impact on cash flows from operations that could result in noncash impairments of long-lived assets, as well as other-than-temporary noncash impairments of our equity method investments.

  We may not have sufficient cash after the establishment of cash reserves and payment of our expenses to enable us to pay distributions at the current level.

        The amount of cash we can distribute on our units depends principally on the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the fees we charge and the margins we realize for our services and sales;

  •
  the prices of, level of production of, and demand for natural gas and NGLs;

  •
  the volumes of natural gas we gather, process and transport;

  •
  the level of our operating costs, including reimbursement of fees and expenses of our general partner; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements;

  •
  the level of capital expenditures we make, including capital expenditures incurred in connection with our enhancement projects;

  •
  the cost of acquisitions, if any; and

  •
  the amount of cash reserves established by our general partner.

        Current economic conditions and the global financial crisis could impact the amount of cash generated from our operations and the amount of cash available for debt service. In 2008, we saw decreases in natural gas and NGL prices, and it is uncertain if these declines will continue in the future. In addition, adverse changes in the correlation between the price of NGLs and crude oil have reduced the effectiveness of our hedging program causing further reduction of our cash flows. Capital has become significantly more expensive, and the availability of capital has substantially diminished. Our ability to access the capital markets may be limited or may not be available on favorable terms, which may impact the level of capital expenditures we make, as well as our cash distribution levels. There could be other impacts on our business that we cannot currently anticipate.

        Noteholders should be aware that the amount of cash we have available for debt service depends primarily on our cash flow, and distributions from joint ventures and equity investments, and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

  Our profitability and cash flows are affected by the volatility of NGL product and natural gas prices.

        We are subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been volatile, and we expect this volatility to continue. The New York Mercantile Exchange ("NYMEX") daily settlement price of natural gas for the prompt month contract in 2007 ranged from a high of $8.64 per MMBtu to a low of $5.38 per MMBtu. In 2008, the same index ranged from a high of $13.58 per MMBtu to a low of

$5.29 per MMBtu. A composite of the weighted monthly average NGLs price at our Appalachian facilities based on our average NGLs composition in 2007 ranged from a high of approximately $1.76 per gallon to a low of approximately $0.96 per gallon. In 2008, the same composite ranged from approximately $2.24 per gallon to approximately $0.55 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

  •
  the level of domestic oil, natural gas and NGL production;

  •
  demand for natural gas and NGL products in localized markets;

  •
  imports of crude oil, natural gas and NGLs;

  •
  seasonality;

  •
  the condition of the U.S. economy;

  •
  political conditions in other oil-producing and natural gas-producing countries; and

  •
  government regulation, legislation and policies.

        In 2008, due to the financial crisis and market conditions, natural gas and NGL prices declined and were subject to increased volatility. It is uncertain if the volatility of, and decline in, natural gas and NGL prices will continue during the remainder of 2009.

        Our net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, and thus are more sensitive to volatility in commodity prices than our fee-based contracts. Additionally, our purchase and resale of gas in the ordinary course of business exposes us to significant risk of volatility in gas prices due to the potential difference in the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction.

  Relative changes in NGL product and natural gas prices may adversely impact our results due to frac spread, natural gas and liquids exposure.

        Under our keep-whole arrangements, our principal cost is delivering dry gas of an equivalent Btu content to replace Btus extracted from the gas stream in the form of NGLs, or consumed as fuel during processing. The spread between the NGL product sales price and the purchase price of natural gas with an equivalent Btu content is called the "frac spread." Generally, the frac spread and, consequently, the net operating margins are positive under these contracts. In the event natural gas becomes more expensive on a Btu equivalent basis than NGL products, the cost of keeping the producer "whole" results in operating losses.

        Due to timing of gas purchases and liquid sales, direct exposure to changes in market prices of either gas or liquids can be created because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through our marketing and derivatives activity, direct exposure may occur naturally or we may choose direct price exposure to either gas or liquids when we favor that exposure over frac spread risk. Given that we have derivative positions, adverse movement in prices to the positions we have taken will negatively impact results.

  Our commodity derivative activities may reduce our earnings, profitability and cash flows.

        Our operations expose us to fluctuations in commodity prices. We utilize derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices.

        The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. We have a policy to enter into derivative transactions related to only a portion of the volume of our expected production or fuel requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Our actual future production or fuel requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to settle all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, which could result in a substantial diminution of our liquidity. Additionally, because we primarily use derivative financial instruments relating to the future price of crude oil to mitigate our exposure to NGL price risk, the volatility or our future cash flows and net income may increase if there is a change in the pricing relationship between crude oil and NGLs. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the downside volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about our risk management policies and procedures, please read Item 7A." Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk" in our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS No. 160—Noncontrolling interests in Consolidated Financial Statements—an amendment of ARB 51 ("SFAS 160") and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP EITF 03-6-1"), and Item 3. "Quantitative and Qualitative Disclosures about Market Risk" in our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

  We conduct risk management activities but we may not accurately predict future price fluctuations which may expose us to financial risks and reduce our opportunity to benefit from price increases.

        We evaluate our exposure to commodity price risk from an overall portfolio basis. We have discretion in determining whether and how to manage the commodity price risk associated with our physical and derivative positions.

        To the extent that we do not manage the commodity price risk relating to a position that is subject to such risk, and commodity prices move adversely, we could suffer losses. Such losses could be substantial, and could adversely affect our results of operations and cash flows available for debt service or distribution to our unitholders. In addition, managing the commodity risk may actually reduce our opportunity to benefit from increases in the market or spot prices.

  A significant decrease in natural gas production in our areas of operation would reduce our ability to service our debt or make distributions to our unitholders.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

        We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. The increased cost of capital in the current market environment may make it more difficult for producers to finance drilling programs around our systems which could lead to decreased volumes. In addition, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have seen decreases in the prices of natural gas in connection with the current economic crisis, and it is uncertain if these declines will continue in the future. Declines in natural gas prices, if sustained, could lead to a material decrease in such production activity and ultimately to a decrease in exploration activity.

        Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to service our debt or make cash distributions.

  We depend on third parties for the natural gas and refinery off-gas we process, and the NGLs we fractionate at our facilities, and a reduction in these quantities could reduce our revenues and cash flow.

        Although we obtain our supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers/suppliers who are committed to us under processing contracts. According to these contracts or other supply arrangements, however, the producers are usually under no obligation to deliver a specific quantity of natural gas or NGLs to our facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to our systems and facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to us would result not only in a reduction of revenues, but also a decline in net income and cash flow.

  Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political, legal and inflationary uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project, if at all.

        Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

  The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs, or the agreements may not be renewed or may be suspended in some circumstances.

        Our costs may increase at a rate greater than the fees we charge to third parties. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced due to certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions and mechanical or physical failures of equipment affecting our facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us or if any third party suspends or terminates its contracts with us, our financial results would suffer.

  We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to service our debt or make distributions to our unitholders.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to service our debt or make distributions to our unitholders. Prevailing economic conditions may increase this risk, due to declines in natural gas and NGL prices, reduced access to capital, and increased uncertainty in the financial markets. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

  We may not be able to retain existing customers, or acquire new customers, which would reduce our revenues and limit our future profitability.

        The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other gatherers, processors, pipelines, fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than we do. Additionally, our customers that gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. Certain of our competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

        As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could affect our profitability. For more information regarding our competition, please read Item 1. "Business—Competition" of Part 1 of our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1.

  Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our operations and cash flows available for debt service or distributions to our unitholders.

        Some of our gas, liquids and crude oil transmission operations are subject to rate and service regulations under the Federal Energy Regulatory Commission ("FERC") or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. The FERC's action in any of these areas or modifications of its current regulations can adversely impact our ability to compete for business, the costs we incur in our operations, the construction of new facilities or our ability to recover the full cost of operating our pipelines. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act, which is referred to as "NGA," specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that our rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. We cannot assure noteholders that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect our business, please read Item 1. "Business—Regulatory Matters" as set forth in our annual report filed on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1.

  Some of our natural gas transportation operations are subject to FERC rate-making policies that could have an adverse impact on our ability to establish rates that would allow us to recover the full cost of operating our pipelines including a reasonable return.

        Action by the FERC on currently pending matters as well as matters arising in the future could adversely affect our ability to establish reasonable rates that cover operating costs and allow for a reasonable return. An adverse determination in any future rate proceeding brought by or against us could have a material adverse effect on our business, financial condition and results of operations.

        For example, one such matter relates to the FERC's policy regarding allowances for income taxes in determining a regulated entity's cost of service. In May 2005, the FERC adopted a policy statement ("Policy Statement"), stating that it would permit entities owning public utility assets, including oil pipelines, to include an income tax allowance in such utilities' cost-of-service rates to reflect actual or potential tax liability attributable to their public utility income, regardless of the form of ownership. Pursuant to the Policy Statement, a tax pass-through entity seeking such an income tax allowance would have to establish that its partners or members have an actual or potential income tax obligation on the entity's public utility income. This tax allowance policy was upheld by the D.C. Circuit in May 2007.

        In December 2006, FERC issued an order addressing income tax allowance in rates, in which it reaffirmed prior statements regarding its income tax allowance policy, but raised a new issue regarding the implications of the Policy Statement for publicly traded partnerships.

        Whether a pipeline's owners have actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. How the Policy Statement is applied in practice to pipelines owned by publicly traded partnerships could impose limits on our ability to include a full income tax allowance in cost of service.

        The FERC instituted a rulemaking proceeding in July 2007 to determine whether any changes should be made to the FERC's methodology for determining natural gas and oil pipeline equity returns to be included in cost-of-service based rates. Certain parties have advocated that the FERC disallow the full use of cash distributions in the return on equity calculation. If the FERC were to disallow the use of full cash distributions in the return on equity calculation, such a result might adversely affect our ability to achieve a reasonable return on our regulated assets.

  The outcome of certain FERC proceedings involving FERC policy statements is uncertain and could affect the level of return on equity that the Partnership may be able to achieve in any future rate proceeding.

        In an effort to provide some guidance and to obtain further public comment on FERC's policies concerning return on equity determinations, on July 19, 2007, FERC issued its Proposed Proxy Policy Statement, Composition of Proxy Groups for Determining Gas and Oil Pipeline Return on Equity. In the Proposed Proxy Policy Statement, FERC proposes to permit inclusion of publicly traded partnerships in the proxy group analysis relating to return on equity determinations in rate proceedings, provided that certain conditions are met. Shortly after the FERC issued this Proposed Proxy Policy Statement, the D.C. Circuit vacated FERC's orders in a related proceeding and determined that FERC had failed to adequately reflect risks of interstate pipeline operations by populating the proxy group with entities that had lower risk, while excluding publicly traded partnerships primarily engaged in interstate pipeline operations. The ultimate outcome of these proceedings is not certain and may result in new policies being established at FERC that would not allow the full use of publicly traded partnership distributions to unitholders in any proxy group comparisons used to determine return on equity in future rate proceedings. In addition, the FERC may adopt other policies or institute other proceedings that could adversely affect our ability to achieve a reasonable level of return on equity on our regulated assets.

  If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy, which may adversely affect our operations and cash flows available for debt service or distribution to unitholders.

        The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, it may adversely affect our operations and cash flows available for debt service or distribution to unitholders.

  We are indemnified for liabilities arising from an ongoing remediation of property on which certain of our facilities are located and our results of operation and our ability to service our debt or make distributions to our unitholders could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas, a division of NiSource Inc. ("Columbia Gas"), is the previous or current owner of the property on which our Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify us against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. Our results of operation and our ability to service our debt or make cash distributions to our unitholders could be adversely affected if in the future Columbia Gas fails to perform under the indemnification provisions of which we are the beneficiary.

  Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

        Numerous governmental agencies enforce comprehensive and stringent federal, state, regional and local laws and regulations on a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. Strict and, under certain circumstances, joint and several liability may be incurred without regard to fault, or the legality of the original conduct, under certain of the environmental laws for remediation of contaminated areas, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and analogous state laws. Private parties, including the owners of properties located near our storage, fractionation and processing facilities or through which our pipeline systems pass, also may have the right to pursue legal actions to enforce compliance, as well as seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. New, more stringent environmental laws, regulations and enforcement policies might adversely influence our products and activities. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, we face the risk of accidental releases or spills associated with our operations. These could result in material costs and liabilities, including those relating to claims for damages to property, natural resources and persons. Our failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit our operations. For more information regarding the environmental, safety and other regulatory matters that could affect our business, please read Item 1. "Business—Regulatory Matters", Item 1. "Business—Environmental Matters", and Item 1. "Business—Pipeline Safety Regulations", each as set in our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1.

  The amount of gas we process, gather and transmit, or the crude oil we gather and transport, may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

        All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline, we will be forced to limit or stop the flow of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would limit or stop flow through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from conducting, our crude oil transportation operations. Any number of factors beyond our control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because our revenues and net operating margins depend upon (1) the volumes of natural gas we process, gather and transmit, (2) the throughput of NGLs through our transportation, fractionation and storage facilities and (3) the volume of crude oil we gather and transport, any reduction of volumes could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

  Interruptions in operations at any of our facilities may adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

        Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or to transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

        Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

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  unscheduled turnarounds or catastrophic events at our physical plants;

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  labor difficulties that result in a work stoppage or slowdown; and

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  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

  Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses could reduce our operations and cash flows available for debt service or distribution to our unitholders.

        We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on our operations and cash flows available for debt service or distribution to our unitholders than if we maintained more diverse assets.

  We may not be able to successfully execute our business plan and may not be able to grow our business, which could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

        Our ability to successfully operate our business, generate sufficient cash to service our debt and pay the quarterly cash distributions to our unitholders, and to allow for growth, is subject to a number of risks and uncertainties. Similarly, we may not be able to successfully expand our business through acquiring or growing our assets, because of various factors, including economic and competitive factors beyond our control. If we are unable to grow our business, or execute on our business plan including increasing or maintaining distributions, the market price of the common units is likely to decline.

  We are subject to operating and litigation risks that may not be covered by insurance.

        Our industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs and to transporting and storing crude oil. These include:

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  damage to pipelines, plants, related equipment and surrounding properties caused by floods, hurricanes, and other natural disasters and acts of terrorism;

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  inadvertent damage from construction and farm equipment;

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  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our operations and cash flows available for debt service or distribution to our unitholders.

  As a result of damage caused by Hurricanes Katrina, Rita and Ike in the Gulf of Mexico and Gulf Coast regions in 2005 and 2008, insurance costs related to oil and gas assets in these regions have increased significantly. We may be unable to obtain insurance on our interest in Starfish Pipeline Company, L.L.C. ("Starfish") at rates we consider reasonable.

        We own a 50% non-operating membership interest in Starfish, whose assets are located in the Gulf of Mexico and Southwestern Louisiana. During 2005 and 2008, Hurricanes Katrina, Rita and Ike caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Insurance costs have increased within this region as a result of these developments. After the hurricanes in 2005, we renewed our insurance coverage relating to Starfish and mitigated a portion of the cost increase by reducing our coverage and broadening the self-insurance element of our overall coverage. As a result of the hurricane damages in 2008 and further increases in insurance costs, we were unable to obtain adequate insurance on our interest in Starfish at rates we consider reasonable and as a result may experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant negative event that is not fully insured occurs with respect to Starfish, it could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

  Our business may suffer if any of our key senior executives or other key employees discontinues employment with us or if we are unable to recruit and retain highly skilled staff.

        Our future success depends to a large extent on the services of our key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees, including accounting, business operations, finance and other key back-office and mid-office personnel. The competition for these employees is intense, and the loss of these employees could harm our business. Our equity based long-term incentive plans are a significant component of our strategy to retain key employees. The recent decline in the market price of our common units has reduced the value of the incentives provided by these plans and could reduce their effectiveness. Further, our ability to successfully integrate acquired companies depends in part on its ability to retain key management and existing employees at the time of the acquisition.

  A shortage of skilled labor may make it difficult for us to maintain labor productivity, and competitive costs could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

        Our operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused us to conduct certain operations without full staff, which decreases our productivity and increases our costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

  If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

        Our ability to grow depends in part on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited.

  If we are unable to timely and successfully integrate our future acquisitions, our future financial performance may suffer, and we may fail to realize all of the anticipated benefits of the transaction.

        Our future growth will depend in part on our ability to integrate our future acquisitions. We cannot guarantee that we will successfully integrate any acquisitions into our existing operations, or that we will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

        The integration of acquisitions with our existing business involves numerous risks, including:

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  operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

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  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

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  the loss of customers or key employees from the acquired businesses;

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  the diversion of management's attention from other existing business concerns;

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  the failure to realize expected synergies and cost savings;

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  coordinating geographically disparate organizations, systems and facilities;

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  integrating personnel from diverse business backgrounds and organizational cultures; and

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  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as are applicable to our existing plants, pipelines and facilities. If so, our operation of these new assets could cause us to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and noteholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based in part on our expectation of ongoing divestitures of assets within the midstream petroleum and natural gas industry. A material decrease in such divestitures could limit our opportunities for future acquisitions, and could adversely affect our operations and cash flows available for debt service or distribution to our unitholders.

  Alternative financing strategies may not be successful.

        Periodically, we will consider the use of alternative financing strategies such as joint venture arrangements and the sale of non-strategic assets, such as our recent joint venture in the Marcellus Shale and our recent joint venture in Southeastern Oklahoma. Joint venture agreements may not share the risks and rewards of ownership in proportion to the voting interests. Joint venture arrangements may require us to pay certain costs or to make certain capital investments and we may have little control over the amount or the timing of these payments and investments. We may not be able to negotiate terms that adequately reimburse us for our costs to fulfill service obligations for those joint ventures where we are the operator. In addition, our joint venture partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone. We may periodically sell assets or portions of our business. Separating the existing operations from our assets or operations of which we dispose may result in significant expense and accounting charges, disrupt our business or divert management's time and attention. We may not achieve expected cost savings from these dispositions or the proceeds from sales of assets or portions of our business may be lower than the net book value of the assets sold. We may not be relieved of all of our obligations related to the assets or businesses sold. These factors could have a material adverse effect on our revenues, income from operations, cash flows and our quarterly distribution on our common units.

  Terrorist attacks aimed at our facilities could adversely affect our business.

        Since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments will subject our operations to increased risks. Any future terrorist attack that may target our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

  We have partial ownership interests in a number of joint venture legal entities, including MarkWest Liberty Midstream & Resources, L.L.C., MarkWest Pioneer, L.L.C., Wirth Gathering Partnership, Centrahoma Processing LLC and Starfish, which could adversely affect our ability to operate and control these entities. In addition, we may be unable to control the amount of cash we will receive from the operation of these entities and where we do not have control, we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to service our debt or distribute cash to our unitholders.

        Our inability, or limited ability, to control the operations and management of joint venture legal entities that we have a partial ownership interest in may mean that we will not receive the amount of cash we expect to be distributed to us. In addition, for entities where we have a minority ownership interest such as in Centrahoma Processing LLC, we will be unable to control ongoing operational decisions, including the incurrence of capital expenditures that we may be required to fund. Specifically,

  •
  we have limited ability to influence decisions with respect to the operations of these entities and their subsidiaries, including decisions with respect to incurrence of expenses and distributions to us;

  •
  these entities may establish reserves for working capital, capital projects, environmental matters and legal proceedings which would otherwise reduce cash available for distribution to us;

  •
  these entities may incur additional indebtedness, and principal and interest made on such indebtedness may reduce cash otherwise available for distribution to us; and

  •
  these entities may require us to make additional capital contributions to fund working capital and capital expenditures, our funding of which could reduce the amount of cash otherwise available for distribution.

        All of these things could significantly and adversely impact our ability to service our debt or distribute cash to our unitholders.

Risks Related to the Notes

  We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests, stock and the other equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our credit agreement and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes or obtain the funds to pay principal or interest on the notes.

  Payment of principal and interest on the notes will be effectively subordinated to our senior secured debt to the extent of the value of the assets securing that debt and structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the notes.

        The notes are effectively subordinated to claims of our secured creditors and the subsidiary guarantees are effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. As of June 1, 2009, we had approximately $228 million in aggregate principal amount of secured indebtedness outstanding under our revolving credit facility (excluding $29.3 million of outstanding letters of credit). Holders of our secured obligations, including obligations under our credit agreement, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt. Although all of our wholly-owned subsidiaries, other than MarkWest Energy Finance Corporation, the co-issuer of the notes, will initially guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be structurally subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

  We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit agreement and the notes, on commercially reasonable terms or at all.

  We distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

        Subject to the limitations on restricted payments contained in the indenture governing the notes and in our credit agreement and other indebtedness, we distribute all of our "available cash" each quarter to our limited partners and our general partner. "Available cash" is defined in our partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

We may not be able to fund a change of control offer.

        In the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our current credit facility. See "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control."

  Many of the covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade by both Standard & Poor's and Moody's and which no default or event of default has occurred and is continuing.

        Many of the covenants in the indenture governing the notes will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor's and Moody's and in which no default or event of default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such actions that we take while these covenants are not in force will be permitted to remain in place even if the notes are subsequently downgraded below investment grade and the covenants are reinstated. See "Description of Exchange Notes—Suspended Covenants."

  The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

        Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

  If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

        We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes. If you do not exchange your outstanding notes for new Notes pursuant to the applicable exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchaser of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the applicable exchange offer is consummated, you may have trouble selling them because there will be fewer notes outstanding.

Risks Related to Our Ownership Structure

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity level taxation by states. If the Internal Revenue Service ("IRS") treats us as a corporation or we become subject to entity level taxation for state tax purposes, it would substantially reduce our ability to make payments on the notes.

        If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which would materially and adversely affect our ability to make payments on the notes. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of such forms of taxation would reduce our cash flow. You are urged to read "Material Federal Income Tax Consequences" for a discussion of the expected material federal income tax consequences of the acquisition, ownership and disposition of the notes.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

        The net proceeds of the offering of the outstanding notes in May 2009 was approximately $113.8 million, after deducting the initial purchasers' discounts and our estimated offering expenses. We used a portion of the net proceeds to repay borrowings under our revolving credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Year Ended December 31,							Quarter Ended March 31,
	2004	2005		2006	2007		2008	2009
RATIO OF EARNINGS TO FIXED CHARGES	1.33x	—	(1)	2.27x	—	(2)	4.07x	—	(3)

(1)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2005 by $5,859,000.

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $56,490,000.

(3)
Earnings were inadequate to cover fixed charges for the three months ended March 31, 2009 by $43,436,000.

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  less capitalized interest; and

  •
  non controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized, including amortization of premiums, discounts and capitalized expenses related to indebtedness (excluding write-off of capitalized expenses related to indebtedness); and

  •
  an estimate of the interest within rental expense.

EXCHANGE OFFER

        We sold the outstanding notes on May 26, 2009. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

        We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

        In connection with each sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are offering the exchange notes under this prospectus in an exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes have been registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Resale of Exchange Notes

        Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not an "affiliate" of us or MarkWest Energy Finance Corporation within the meaning of Rule 405 under the Securities Act;

  •
  such exchange notes are acquired in the ordinary course of your business; and

  •
  you do not intend to participate in a distribution of the exchange notes.

        The Commission, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the Commission may not make a similar determination as in the no-action letters issued to these third parties.

        If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

  •
  cannot rely on such interpretations by the Commission staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder's information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

        As of the date of this prospectus, $150,000,000 in aggregate principal amount of 6 7/8% Series A Senior Notes due 2014 issued on May 26, 2009 are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and the rules and regulations of the Commission. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read "—Fees and Expenses" for more details regarding fees and expenses incurred in connection with the exchange offer.

        We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2009, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving written notice of such extension to their holders at any time until the exchange offer expires or terminates.

During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        To extend the exchange offer, we will notify the exchange agent in writing of any extension. In addition, we will issue a press release regarding such extension no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

  •
  to delay accepting for exchange any outstanding notes,

  •
  to extend the exchange offer, or

  •
  to terminate the exchange offer,

by giving written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed promptly by written notice thereof to holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the price of the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

        We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

        Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

        To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

        All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the outstanding notes.

        Determinations Under the Exchange Offer.    We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

        When We Will Issue Exchange Notes.    In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

  •
  a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        Such exchange notes will be issued promptly following the expiration or termination of the offer.

        Return of Outstanding Notes Not Accepted or Exchanged.    If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

        Your Representations to Us.    By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any exchange notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  you are not engaged in and do not intend to engage in the distribution of the exchange notes;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of us or MarkWest Energy Finance Corporation.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

        We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date of the exchange offer.

 Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  Commission registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

        The exchange notes will be issued and the outstanding notes were issued under an Indenture dated as of May 26, 2009 among MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation, as issuers, the Subsidiary Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as trustee (the "Trustee") (the "Indenture"). You can find the definition of various terms used in this Description of Exchange Notes under "—Definitions" below.

        This Description of Exchange Notes is intended to be a useful overview of the material provisions of the exchange notes, the guarantees, and the Indenture. Since this Description of Exchange Notes is only a summary, you should refer to the exchange notes and the Indenture, forms of which are available from us and are also filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of our obligations and your rights.

        In this description, the word "Issuers" refers only to MarkWest Energy Partners and MarkWest Finance and not to any of their subsidiaries and any reference to "MarkWest Energy Partners" or "MarkWest Finance" does not include any of their respective subsidiaries. As used in this section, "MarkWest Finance" means our subsidiary, MarkWest Energy Finance Corporation, which is a co-issuer of the notes. References to the "notes" in this section of the prospectus include the outstanding notes issued on May 26, 2009 and the exchange notes, unless the context otherwise requires.

        If the exchange offer is consummated, holders of notes who do not exchange their notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Exchange Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general unsecured, senior obligations of the Issuers;

  •
  rank equally in right of payment to any existing and future senior Indebtedness of either of the Issuers, without giving effect to collateral arrangements, but are effectively subordinated to all present and future secured Indebtedness of either of the Issuers to the extent of the value of the collateral securing such Indebtedness; and

  •
  unconditionally guaranteed on a senior, unsecured basis by the Subsidiary Guarantors.

The Guarantees

        Initially, the notes were guaranteed by MarkWest Energy Partners' principal operating company, MarkWest Energy Operating Company, L.L.C., which we refer to as the "Operating Company" in this description, and by all of MarkWest Energy Partners' other wholly-owned existing subsidiaries (except MarkWest Finance).

        Each Guarantee of a Subsidiary Guarantor of these notes is:

  •
  a general unsecured, senior obligation of that Subsidiary Guarantor; and

  •
  ranks equally in right of payment to any future senior Indebtedness of the Subsidiary Guarantor, without giving effect to collateral arrangements, but is effectively subordinated to all present and future secured Indebtedness of the Subsidiary Guarantor to the extent of the value of the collateral securing such Indebtedness.

        As a result of the effective subordination described above, in the event of a bankruptcy, liquidation or reorganization of MarkWest Energy Partners or MarkWest Finance, holders of these notes may recover less ratably than secured creditors of the Issuers who are holders of senior Indebtedness to the extent of the value of the collateral securing such Indebtedness.

        As of the date of the Indenture, all of our wholly-owned Subsidiaries were Subsidiary Guarantors (except MarkWest Finance), and all of our Subsidiaries were "Restricted Subsidiaries," with the exception of Liberty Midstream. Certain Subsidiaries in the future may not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Also, under the circumstances described below under the subheading "Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The Issuers issued the outstanding notes in an aggregate principal amount of $150 million. Subject to compliance with the covenant described below under "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity," we may issue additional notes from time to time under the Indenture. The outstanding notes and any additional notes subsequently issued under the Indenture, together with any exchange notes, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on November 1, 2014.

        Interest on the notes accrues at the rate of 6.875% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2009. The Issuers will make each interest payment to the holders of record of these notes on the immediately preceding April 15 and October 15.

        Interest on the notes accrues from May 26, 2009 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent within the City and State of New York, unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

 Paying Agent and Registrar for the Notes

        The Trustee is acting as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption or repurchase (except in the case of a note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

        The registered holder of a note will be treated as the owner of it for all purposes, and all references in this description to "holders" are to holders of record.

The Guarantees

        Initially, all of our wholly-owned Restricted Subsidiaries, excluding MarkWest Finance, have guaranteed our Obligations under the notes and the Indenture. In the future, our Restricted Subsidiaries will be required to guarantee our Obligations under the notes and the Indenture in the circumstances described below under "—Covenants—Additional Subsidiary Guarantees."

        The Subsidiary Guarantors have jointly and severally guaranteed on a senior basis the Issuers' Obligations under the notes. The obligations of each Subsidiary Guarantor under its Guarantee rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Guarantee. However, the notes are structurally subordinated to the secured Indebtedness of our Subsidiary Guarantors to the extent of the value of the collateral securing such Indebtedness. The obligations of each Subsidiary Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors."

        A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, except MarkWest Energy Partners or another Subsidiary Guarantor unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  the Person formed by or surviving any such consolidation or merger assumes all the Obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee, except as provided in the next paragraph.

        The Guarantee of a Subsidiary Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if MarkWest Energy Partners applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture applicable to Asset Sales;

  (2)
  in connection with any sale or other disposition of all of the Equity Interests of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a

    Restricted Subsidiary, if MarkWest Energy Partners applies the Net Proceeds of that sale in accordance with the provisions of the Indenture applicable to Asset Sales;

  (3)
  if MarkWest Energy Partners designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

  (4)
  upon Legal Defeasance or Covenant Defeasance as described below under the caption "—Legal Defeasance and Covenant Defeasance" or upon satisfaction and discharge of the Indenture as described below under the caption "—Satisfaction and Discharge;"

  (5)
  in the case of any Subsidiary Guarantor other than the Operating Company, at such time as such Subsidiary Guarantor ceases to guarantee any other Indebtedness of either of the Issuers and any Indebtedness of the Operating Company; or

  (6)
  in the case of the Operating Company, at such time as the Operating Company ceases to guarantee any other Indebtedness of either of the Issuers, provided that it is then no longer an obligor with respect to any Indebtedness under any Credit Facility.

        See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

Schedule of Redemption Prices

        Except as described below, the notes are not redeemable until November 1, 2009. On and after such date, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2009	103.438%
2010	102.292%
2011	101.146%
2012 and thereafter	100.00%

Make Whole

        In addition, before November 1, 2009, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to:

  •
  100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  •
  the Make Whole Amount.

        "Make Whole Amount" means, with respect to any note at any redemption date, the excess, if any, of (1) an amount equal to the present value of (a) the redemption price of such note at November 1, 2009 plus (b) the remaining scheduled interest payments on the notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to November 1, 2009 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the aggregate principal amount of the notes to be redeemed.

        "Treasury Rate" means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to November 1, 2009; provided, however, that if such period is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to November 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

        The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not so listed or there are no such requirements, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless the Issuers default in making such redemption payment.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment Date"), subject to the rights of any holder in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest due on an interest payment date that is on or prior to such Change of Control Payment Date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holder of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Credit Agreement provides that certain change of control events with respect to MarkWest Energy Partners would constitute a default under the agreements governing such Indebtedness. Any future credit agreements or other agreements relating to Indebtedness to which MarkWest Energy Partners becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control does not, due to the financial effect of such a repurchase on MarkWest Energy Partners. If a Change of Control occurs at a time when MarkWest Energy Partners is prohibited from purchasing notes, MarkWest Energy Partners could seek the consent of the lenders of the borrowings containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If MarkWest Energy Partners does not obtain such a consent or repay such borrowings, MarkWest Energy Partners will remain prohibited from purchasing notes. In such case, MarkWest Energy Partners' failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, in all likelihood constitute a default under such borrowings. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by MarkWest Energy Partners' then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

        Notwithstanding the preceding paragraphs of this covenant, the Issuers will not be required to make a Change of Control Offer upon a Change of Control and a holder will not have the right to require the Issuers to repurchase any notes pursuant to a Change of Control Offer if a third party makes an offer to purchase the notes in the manner, at the times and otherwise in substantial compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer and purchases all notes validly tendered and not withdrawn under such purchase offer.

        The definition of Change of Control includes a phrase relating to the sale, transfer, lease, conveyance or other disposition of "all or substantially all" of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require MarkWest Energy Partners to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  MarkWest Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by (a) an executive officer of the General Partner if the value is less than $5.0 million, as evidenced by an officers' certificate delivered to the Trustee or (b) the Board of Directors of the General Partner if the value is $5.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

  (3)
  at least 75% of the consideration therefor received by MarkWest Energy Partners or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of MarkWest Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases MarkWest Energy Partners or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other Obligations received by MarkWest Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods) converted by such Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, MarkWest Energy Partners or a Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period, provided that such application occurs within 90 days after the end of such 360-day period) such Net Proceeds at its option:

  (1)
  to repay senior Indebtedness of MarkWest Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period) with a permanent reduction in availability for any revolving credit Indebtedness;

  (2)
  to make a capital expenditure in a Permitted Business;

  (3)
  to acquire other long-term tangible assets that are used or useful in a Permitted Business; or

  (4)
  to invest in any other Permitted Business Investment or any other Permitted Investments other than Investments in Cash Equivalents, Interest Swaps or Currency Agreements.

        Pending the final application of any such Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make a pro rata offer (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MarkWest Energy Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture, including, without limitation, the repurchase or redemption of Indebtedness of the Issuers or any Subsidiary Guarantor that is subordinated to the notes or, in the case of any Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for repurchases of notes pursuant to the Asset Sale Offer for notes, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        MarkWest Energy Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, MarkWest Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Covenants

Restricted Payments

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of MarkWest Energy Partners' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MarkWest Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of MarkWest Energy Partners' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) and other than distributions or dividends payable to MarkWest Energy Partners or a Restricted Subsidiary);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of MarkWest Energy Partners or any of its Restricted Subsidiaries (other than any such Equity Interests owned by MarkWest Energy Partners or any of its Restricted Subsidiaries);

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation or Guarantor Subordinated Obligation, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Investment other than a Permitted Investment or a Permitted Business Investment (all such payments and other actions set forth in this clause (4) and clauses (1) through (3) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

  (1)
  if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' four most recent fiscal quarters for which internal financial statements are available is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

  (a)
  Available Cash from Operating Surplus as of the end of the immediately preceding quarter, plus

  (b)
  the sum of (i) the aggregate net cash proceeds of any (1) substantially concurrent capital contribution to MarkWest Energy Partners from any Person (other than a Restricted Subsidiary of MarkWest Energy Partners) made after the 2004 Notes Issue Date or (2) substantially concurrent issuance and sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) made after the 2004 Notes Issue Date of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners or from the issuance or sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) made after the 2004 Notes Issue Date of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of MarkWest Energy Partners that have been converted into or exchanged for such Equity Interests (other than Disqualified Equity), and (ii) the fair market value of any Permitted Business or long-term tangible assets that are useful in a Permitted Business to the extent acquired in consideration of Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) since the 2004 Notes Issue Date, plus

  (c)
  to the extent that any Restricted Investment that was made after the 2004 Notes Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of the refund of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of such disposition, if any) and the initial amount of such Restricted Investment (other than to a Restricted Subsidiary of MarkWest Energy Partners), plus

  (d)
  the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to MarkWest Energy Partners or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the 2004 Notes Issue Date (items (b), (c) and (d) being referred to as "Incremental Funds"), minus

    (e)
    the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) or clause (2) below; or

  (2)
  if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units of MarkWest Energy Partners, plus the related distribution on the general partner interest) is less than the sum, without duplication, of:

  (a)
  $25.0 million less the aggregate amount of all Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of MarkWest Energy Partners immediately preceding the date of such Restricted Payment and beginning on the 2004 Notes Issue Date, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

        For purposes of clauses (1) and (2) above, the term "substantially concurrent" means that either (x) the offering was consummated within 120 days of the date of determination or (y) the offering was consummated within 24 months of the date of determination and the proceeds therefrom were used for the purposes expressly stated in the documents related thereto and may be traced to such use by segregating, separating or otherwise specifically identifying the movement of such proceeds.

        So long as no Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

  (1)
  the payment by MarkWest Energy Partners or any Restricted Subsidiary of any distribution or dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation or any Guarantor Subordinated Obligation or of any Equity Interests of MarkWest Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to MarkWest Energy Partners from any Person (other than a Restricted Subsidiary of MarkWest Partners) or (b) sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

  (3)
  the redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Obligation or Guarantor Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

  (4)
  the payment of any distribution or dividend by a Restricted Subsidiary to MarkWest Energy Partners or to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis; and

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners pursuant to any management equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year.

        In computing the amount of Restricted Payments previously made for purposes of the first paragraph of this section, Restricted Payments made under clauses (1) (but only if the declaration of such dividend or other distribution has not been counted in a prior period) and, to the extent of amounts paid to holders other than MarkWest Energy Partners or a Restricted Subsidiary, (4) of this paragraph shall be included, and Restricted Payments made under clauses (2), (3) and (5) and, except to the extent noted above, (4) of this paragraph shall not be included. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MarkWest Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined, in the case of amounts under $5.0 million, by an officer of the General Partner and, in the case of amounts over $5.0 million, by the Board of Directors of the General Partner whose resolution with respect thereto shall be delivered to the Trustee.

Incurrence of Indebtedness and Issuance of Disqualified Equity

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and MarkWest Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that MarkWest Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and MarkWest Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

        So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by MarkWest Energy Partners and any Restricted Subsidiary of Indebtedness under Credit Facilities and the guarantees thereof; provided that the aggregate principal amount of all Indebtedness of MarkWest Energy Partners and the Restricted Subsidiaries incurred pursuant to this clause (1) and outstanding under all Credit Facilities after giving effect to such incurrence does not exceed the greater of (a) $200.0 million or (b) 15% of the Consolidated Net Tangible Assets of MarkWest Energy Partners, in each case less the aggregate amount of all repayments of Indebtedness under any Credit Facility that have been made by MarkWest Energy Partners or any of its Restricted Subsidiaries in respect of Asset Sales to the extent such repayments constitute a permanent reduction of commitments under such Credit Facility;

  (2)
  the incurrence by MarkWest Energy Partners and its Restricted Subsidiaries of Existing Indebtedness (other than under the Credit Facilities);

  (3)
  the incurrence by MarkWest Energy Partners and the Subsidiary Guarantors of Indebtedness represented by the notes issued and sold in the private offering of May 26, 2009 and the related Guarantees and the exchange notes and the related Guarantees;

  (4)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of MarkWest Energy Partners or such Restricted Subsidiary, in an aggregate principal amount including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4) not to exceed $10.0 million at any time outstanding;

  (5)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

  (6)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MarkWest Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if MarkWest Energy Partners is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither MarkWest Energy Partners nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Subsidiary Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MarkWest Energy Partners or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither MarkWest Energy Partners nor a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by MarkWest Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (but not for speculative purposes) (a) foreign currency exchange rate risks of MarkWest Energy Partners or any Restricted Subsidiary, (b) interest rate risks with respect to any floating rate Indebtedness of MarkWest Energy Partners or any Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding or (c) commodities pricing risks of MarkWest Energy Partners or any Restricted Subsidiary in respect of Hydrocarbons used, produced, processed or sold by MarkWest Energy Partners or any of its Restricted Subsidiaries;

  (8)
  the guarantee by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant, provided, that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor

    Subordinated Obligation, then the guarantee shall be subordinated in right of payment to the notes or the Guarantee, as the case may be;

  (9)
  bid, performance, surety and appeal bonds incurred in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed); and

  (10)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $25.0 million.

        For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Disqualified Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MarkWest Energy Partners will be permitted to classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. An item of Indebtedness may be divided and classified in one or more of the types of Permitted Indebtedness. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under the first paragraph of this covenant.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of MarkWest Energy Partners as accrued.

Liens

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, without making effective provision whereby all Obligations due under the notes and Indenture or any Guarantee, as applicable, will be secured by a Lien equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) any and all Obligations thereby secured for so long as any such Obligations shall be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Equity Interests to MarkWest Energy Partners or any of MarkWest Energy Partners' Restricted Subsidiaries, or pay any indebtedness or other obligations owed to MarkWest Energy Partners or any of the other Restricted Subsidiaries;

  (2)
  make loans or advances to or make other investments in MarkWest Energy Partners or any of the other Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to MarkWest Energy Partners or any of the other Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or any Existing Indebtedness to which such agreement relates, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the Issue Date;

  (2)
  the Indenture, the notes and the Guarantees;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Equity Interests of a Person acquired by MarkWest Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than such Person, or the property or assets of such Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses and leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, provided that such sale or disposition is consummated, or such restrictions are canceled or terminated or lapse, within 90 days;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limit the right of MarkWest Energy Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions; and

  (12)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) such Issuer is the surviving entity of such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that MarkWest Finance may not consolidate or merge with or into any entity other than a corporation satisfying such requirement for so long as MarkWest Energy Partners is not a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the Obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  in the case of a transaction involving MarkWest Energy Partners and not MarkWest Finance, MarkWest Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than MarkWest Energy Partners) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Equity;" provided, however, that this clause shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants; and

  (5)
  such Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and, if a supplemental indenture is required, such supplemental indenture comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

        Notwithstanding the preceding paragraph, MarkWest Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

  (1)
  the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of MarkWest Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

  (2)
  the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (3)
  the entity so formed by or resulting from such reorganization assumes all the Obligations of MarkWest Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

  (4)
  immediately after such reorganization no Default or Event of Default exists; and

  (5)
  such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Transactions with Affiliates

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to MarkWest Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MarkWest Energy Partners or such Restricted Subsidiary with an unrelated Person; and

  (2)
  MarkWest Energy Partners delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million but less than or equal to $25.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, (i) a resolution of the Board of Directors of the General Partner set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner and (ii) an opinion as to the fairness to MarkWest Energy Partners of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing recognized as an expert in rendering fairness opinions on transactions such as those proposed, provided that the opinion in clause (ii) shall not be required in the case of any Affiliate Transaction or series of related Affiliate Transactions (x) involving aggregate consideration of less than or equal to $50.0 million and (y) between MarkWest Energy Partners or any of its Restricted Subsidiaries and any Affiliate thereof in which MarkWest Energy Partners beneficially owns 50% or less of the Voting Stock and one or more Persons not Affiliated with MarkWest Energy Partners beneficially own (together) a percentage of Voting Stock at least equal to the interest in Voting Stock of such Affiliate beneficially owned by MarkWest Energy Partners.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment, equity option or equity appreciation agreement or plan entered into by MarkWest Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business;

  (2)
  transactions between or among MarkWest Energy Partners and/or its Restricted Subsidiaries;

  (3)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments;"

  (4)
  customary compensation, indemnification and other benefits made available to officers, directors or employees of MarkWest Energy Partners or a Restricted Subsidiary, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance;

  (5)
  sales of Equity Interests (other than Disqualified Equity) to Affiliates of MarkWest Energy Partners; and

  (6)
  transactions effected in accordance with the terms of the Contribution Agreement dated as of January 22, 2009 among MarkWest Liberty Gas Gathering, L.L.C., M&R MWE Liberty, LLC and MarkWest Liberty Midstream & Resources, L.L.C.; the Fractionation and Natural Gas Liquids Purchase Agreement dated as of February 27, 2009 between MarkWest Liberty Midstream & Resources, L.L.C. and MarkWest Hydrocarbon; the Services Agreement dated as of February 27, 2009 among MarkWest Hydrocarbon, Inc., MarkWest Liberty Gas Gathering, L.L.C. and MarkWest Liberty Midstream & Resources, L.L.C.; and the Services Agreement dated as of May 1, 2009 between MarkWest Hydrocarbon and MarkWest Pioneer, L.L.C., as each such agreement is in effect on the date of the Indenture, and any amendment or extension of such agreement so long as the terms of such amendment or extension, taken as a whole, are not less advantageous to MarkWest Energy Partners or the relevant Restricted Subsidiary (as determined by the Board of Directors of the General Partner in its reasonable good faith judgment) in any material respect than the agreement so amended or extended.

Additional Subsidiary Guarantees

        If, after the Issue Date, any Restricted Subsidiary of MarkWest Energy Partners that is not already a Subsidiary Guarantor guarantees any other Indebtedness of either of the Issuers or any Indebtedness of the Operating Company, or if the Operating Company, if not then a Subsidiary Guarantor, guarantees any other Indebtedness of either of the Issuers or incurs any Indebtedness under any Credit Facility, then in either case such Subsidiary must become a Subsidiary Guarantor by executing a supplemental indenture in the form specified in the Indenture and delivering an opinion of counsel to the Trustee within 10 business days of the date on which it guaranteed or incurred such Indebtedness. Notwithstanding the preceding, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall be released in the circumstance described under the caption "—The Guarantees."

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by MarkWest Energy Partners and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments," or represent Permitted Investments or Permitted Business Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment, Permitted Investments or Permitted Business Investments would be permitted at that time and such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Upon the designation of a Restricted

Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, the Guarantee of such entity shall be released.

        The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MarkWest Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that MarkWest Energy Partners or any Restricted Subsidiary that is a Subsidiary Guarantor may enter into a sale and leaseback transaction if:

  (1)
  MarkWest Energy Partners or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of additional Indebtedness and Issuance of Disqualified Equity," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens," provided, however, that clause (a) of this clause (1) shall be suspended during any period in which MarkWest Energy Partners and its Restricted Subsidiaries are not subject to the Suspended Covenants;

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the General Partner, of the property that is the subject of such sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and MarkWest Energy Partners applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

        MarkWest Energy Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

        MarkWest Finance may not incur Indebtedness unless (1) MarkWest Energy Partners is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to MarkWest Energy Partners, used to acquire outstanding debt securities issued by MarkWest Energy Partners or used to repay Indebtedness of MarkWest Energy Partners as permitted under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Equity." MarkWest Finance may not engage in any business not related directly or indirectly to obtaining money or arranging financing for MarkWest Energy Partners or its Restricted Subsidiaries.

Payments for Consent

        MarkWest Energy Partners will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC, so long as any notes are outstanding, MarkWest Energy Partners will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC's rules and regulations, and upon request, MarkWest Energy Partners will furnish (without exhibits) to the Trustee for delivery to the holders of the notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if MarkWest Energy Partners were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by MarkWest Energy Partners' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if MarkWest Energy Partners were required to file such reports.

        If as of the end of any such quarterly or annual period MarkWest Energy Partners has designated any of its Subsidiaries as Unrestricted Subsidiaries, then MarkWest Energy Partners shall deliver (promptly after such SEC filing referred to in the preceding paragraph) to the Trustee for delivery to the holders of the notes quarterly and annual financial information required by the preceding paragraph as revised to include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of MarkWest Energy Partners and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MarkWest Energy Partners.

        In addition, whether or not required by the SEC, MarkWest Energy Partners will make such information available to securities analysts, investors and prospective investors upon request.

Suspended Covenants

        During any period when the notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under the Indenture, MarkWest Energy Partners and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Asset Sales" and under the following headings under the caption "—Covenants":

  •
  "—Restricted Payments,"

  •
  "—Incurrence of Indebtedness and Issuance of Disqualified Equity,"

  •
  "—Dividend and Other Payment restrictions affecting Subsidiaries,"

  •
  "—Merger, Consolidation or Sale of Assets" (only to the extent set forth in that covenant),

  •
  "—Transactions with Affiliates," and

  •
  "—Sale and Lease-Back transactions" (only to the extent set forth in that covenant),

(collectively, the "Suspended Covenants"); provided, however, that the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control," and described above under the following headings under the caption "—Covenants":

  •
  "—Liens,"

  •
  "—Additional Subsidiary Guarantees,"

  •
  "—Designation of Restricted and Unrestricted Subsidiaries;

  •
  "—Business Activities,"

  •
  "—Payments for Consent," and

  •
  "—Reports"

will not be so suspended; and provided further, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Rating Agencies, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the "Reinstatement Date"). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "—Restricted Payments" as though such covenants had been in effect during the entire period of time from which the notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by MarkWest Energy Partners to comply with the provisions described under "—Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by MarkWest Energy Partners to comply for 30 days after notice with the provisions described under the captions "—Repurchase at the Option of the Holders—Change of Control" or "—Repurchase at the Option of the Holders—Asset Sales" or under the covenants described under "—Covenants" above (provided that notice need not be given, and an Event of Default shall occur, 30 days after any breach of the covenants under "—Covenants—Restricted Payments" and "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity") in each case other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "—Covenants—Merger, Consolidation or Sale of Assets" which is covered by clause (3) above;

  (5)
  failure by MarkWest Energy Partners to comply for 60 days after notice with any of the other agreements in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of MarkWest Energy Partners' Restricted Subsidiaries (or the payment of which is guaranteed by MarkWest Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (7)
  failure by an Issuer or any of MarkWest Energy Partners' Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its Obligations under its Guarantee; and

  (9)
  certain events of bankruptcy or insolvency with respect to MarkWest Finance, MarkWest Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the General Partner or MarkWest Finance becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders

        No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Equity Interests of the Issuers, the General Partner, or any Subsidiary Guarantor, as

such, shall have any liability for any Obligations of the Issuers or the Subsidiary Guarantors under the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of the Issuers' Obligations discharged with respect to the outstanding notes and all Obligations of the Subsidiary Guarantors discharged with respect to their Guarantees ("Legal Defeasance"), except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' Obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' Obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, MarkWest Energy Partners may, at its option and at any time, elect to have the Obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Guarantee and any security for the notes (other than the trust) will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) MarkWest Energy Partners has received from, or there has been published by, the IRS a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which MarkWest Energy Partners or any of its Subsidiaries is a party or by which MarkWest Energy Partners or any of its Subsidiaries is bound;

  (6)
  the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Issuers must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding other creditors of the Issuers; and

  (8)
  the Issuers must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Generally, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees and the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a nonconsenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes (other than as permitted in clause (7) below);

  (7)
  waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  except as otherwise permitted in the Indenture, release any Subsidiary Guarantor from its Obligations under its Guarantee or the Indenture or change any Guarantee in any manner that would adversely affect the rights of holders; or

  (9)
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of an Issuer's or Subsidiary Guarantor's Obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's assets;

  (4)
  to add or release Subsidiary Guarantors pursuant to the terms of the Indenture;

  (5)
  to make any change that would provide any additional rights or benefits to the holders of notes or surrender any right or power conferred upon the Issuers or the Subsidiary Guarantors by the Indenture that does not adversely affect the rights under the Indenture of any holder of the notes, provided that any change to conform the Indenture to the offering memorandum related to the outstanding notes will not be deemed to adversely affect such rights;

  (6)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (8)
  to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee;

  (9)
  to add any additional Events of Default; or

  (10)
  to secure the notes and/or the Guarantees.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture), when

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

    (b)
    all notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which MarkWest Energy Partners or any of its Subsidiaries is a party or by which MarkWest Energy Partners or any of its Subsidiaries is bound;

  (3)
  the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Issuers under the Indenture; and

  (4)
  the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        Wells Fargo Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the trustee under the indentures for our outstanding 8.75% Senior Notes due 2018, 8.5% Senior Notes due 2016 and 2004 Notes, and it is a lender under the Credit Agreement.

        If the Trustee becomes a creditor of an Issuer or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

 Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to MarkWest Energy Partners at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202-2126, Attention: General Counsel.

Governing Law

        The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

        The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global notes"). Upon issuance, the Global notes will be:

  •
  deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and

  •
  registered in the name of DTC or its nominee,

in each case for credit to an account of a Direct or Indirect Participant as described below.

        Transfer of beneficial interests in any Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"), which may change from time to time. The Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in limited circumstances. Beneficial interests in the Global notes may be exchanged for notes in certificated form in limited circumstances. See the caption "—Transfers of Interests in Global Notes for Certificated Notes."

Depositary Procedures

        DTC has advised MarkWest Energy Partners that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of the Direct Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

        DTC has advised MarkWest Energy Partners that, pursuant to DTC's procedures, (i) upon deposit of the Global notes, DTC will credit the accounts of the Direct Participants designated by the exchange agent with portions of the principal amount of the Global notes that have been allocated to them by exchange agent, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global notes.

        Investors in the Global notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC, including Euroclear or Clearstream. Euroclear Bank N.V./S.A. will act initially as depository for

Euroclear, and Citibank, N.A. will act initially as depository for Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global notes, including those of customers' securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer a beneficial interest in a Global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificates evidencing such interest.

        Except as described under the caption "—Transfers on Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Under the terms of the Indenture, the Issuers, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of, premium, if any, and interest on Global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuers, the Subsidiary Guarantors, the Trustee nor any agent of the Issuers, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

        DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Subsidiary Guarantors. None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively relay on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

        The Global notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct

Participant but generally will settle in immediately available funds. Transfers between and among indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream and within the established deadlines (Brussels time) of such systems. Indirect Participants who hold interests in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's and Clearstream's Nominees. Euroclear and Clearstream will, if the transaction meets their settlement requirements, deliver instructions to their respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global note from a Direct Participant in DTC will be credited, and any such crediting will be reported, to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global note to a DTC Participant until the European business day for Euroclear and Clearstream immediately following DTC's settlement date.

        DTC has advised MarkWest Energy Partners that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See the caption "—Transfers of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Subsidiary Guarantors or the Trustee shall have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Transfers of Interest in Global Notes for Certificated Notes

        An entire Global note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated notes") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global notes or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers thereupon fail to appoint a successor depositary within 90 days, or (ii) there shall have occurred and be continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global note for Certificated notes. In any such case, upon surrender by the Direct and Indirect Participants of their interests in such Global note, Certificated notes will be issued to each person that such Direct and Indirect Participants and DTC identify to the Trustee as being the beneficial owner of the related notes.

        Certificated notes delivered in exchange for any beneficial interest in any Global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

        None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by the holder of any Global note or DTC in identifying the beneficial owners of notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global note or DTC for all purposes.

Same-Day Settlement and Payment

        Payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest) will be made by wire transfer of immediately available same day funds to the account specified by the holder of such Global note. With respect to Certificated notes, the Issuers will make all payments of principal, premium, if any, and interest in the manner indicated above under the caption "—Methods of Receiving Payments on the Notes." The Issuers expect that secondary trading in the Certificated notes will also be settled in immediately available funds.

Definitions

        Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2004 Notes" means the Issuers' 6.875% Senior Notes due 2014 issued in 2004.

        "2004 Notes Issue Date" means October 19, 2004, the date of issuance of the Issuers' 2004 Notes.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person shall be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the preceding, the term "Affiliate" shall not include a Restricted Subsidiary of any specified Person.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control," and/or the provisions described above under the caption "—Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of MarkWest Energy Partners' Restricted Subsidiaries or the sale by MarkWest Energy Partners or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to MarkWest Energy Partners and its Restricted Subsidiaries of less than $1.0 million;

  (2)
  a transfer of assets between or among MarkWest Energy Partners and its Restricted Subsidiaries;

  (3)
  an issuance or sale of Equity Interests by a Restricted Subsidiary to MarkWest Energy Partners or to another Restricted Subsidiary of MarkWest Energy Partners;

  (4)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Covenants—Restricted Payments" or a Permitted Investment;

  (5)
  the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

  (6)
  any trade or exchange by MarkWest Energy Partners or any of its Restricted Subsidiaries of properties or assets for properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by MarkWest Energy Partners or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by MarkWest Energy Partners or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions of the Asset Sales covenant;

  (7)
  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

  (8)
  the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption "—Covenants—Liens;"

  (9)
  dispositions in connection with Permitted Liens; and

  (10)
  the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Available Cash" has the meaning assigned to such term in the Partnership Agreement, as in effect on the 2004 Notes Issue Date.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

        "Board of Directors" means, with respect to MarkWest Energy Partners, the Board of Directors of the General Partner, or any authorized committee of such Board of Directors, and with respect to MarkWest Finance or any other Subsidiary of the Partnership, the Board of Directors or managing members of such Person.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days, demand and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any domestic commercial bank having a combined capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of "B" or better or any commercial bank of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's or Standard & Poor's and in each case maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Restricted Subsidiaries) of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of MarkWest Energy Partners or the removal of the General Partner by the limited partners of MarkWest Energy Partners;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the MarkWest Hydrocarbon Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares;

  (4)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Persons referred to in clause (1) of the definition of "MarkWest Hydrocarbon Group," becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MarkWest Energy Partners, measured by voting power rather than number of shares, at a time when MarkWest Energy Partners still Beneficially Owns more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares; or

  (5)
  the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

        Notwithstanding the preceding, a conversion of MarkWest Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the MarkWest Hydrocarbon Group Beneficially Owns, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continues to Beneficially Own a sufficient percentage of Voting Stock of such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

  (2)
  an amount equal to any extraordinary loss of such Person and its Restricted Subsidiaries plus any net loss realized by such Person and its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (3)
  the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (4)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments, made or received pursuant to interest-rate Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (5)
  depreciation, depletion and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of MarkWest Energy Partners shall be added to Consolidated Net Income to compute Consolidated Cash Flow of MarkWest Energy Partners only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to MarkWest Energy Partners by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than the Indenture, the notes or its Guarantee), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, partners or members.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of all Persons that are Unrestricted Subsidiaries shall be excluded (without duplication);

  (2)
  the earnings included therein attributable to all entities that are accounted for by the equity method of accounting and the aggregate Net Income (but not net loss in excess of such aggregate Net Income) included therein attributable to all entities constituting Joint Ventures that are accounted for on a consolidated basis (rather than by the equity method of accounting) shall be excluded;

  (3)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Indenture, the notes or its Guarantee), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

  (4)
  unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Statement of Financial Accounting Standards No. 133, shall be excluded; and

  (5)
  the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (1) all current liabilities reflected in such balance sheet, and (2) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the General Partner who (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, dated February 20, 2008 and as amended on January 28, 2009, among MarkWest Energy Partners, the banks parties thereto and Royal Bank of Canada, as administrative agent, consisting of a revolver loan and a term loan, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Credit Facilities" means, with respect to MarkWest Energy Partners, MarkWest Finance or any Restricted Subsidiary, one or more credit facilities or commercial paper facilities, including the Credit Agreement, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Equity" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require MarkWest Energy Partners or any of its Restricted Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity if the terms of such Equity Interests provide that MarkWest Energy Partners or Restricted Subsidiary may not repurchase or redeem any such Equity

Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Covenants—Restricted Payments."

        "Equity Interests" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

  (5)
  all warrants, options or other rights to acquire any of the interests described in clauses (1)-(4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1)-(4) above).

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of MarkWest Energy Partners and its Restricted Subsidiaries in existence on the Issue Date.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings not constituting a permanent commitment reduction) or issues or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity, and the application of the net proceeds thereof as if the same had occurred at the beginning of the applicable four-quarter reference period (and if such Indebtedness is incurred to finance the acquisition of assets (including, without limitation, a single asset, a division or segment or an entire company) that were conducting commercial operations prior to such acquisition, there shall be included pro forma net income for such assets, as if such assets had been acquired on the first day of such period).

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  interest on outstanding Indebtedness of the specified Person or any of its Restricted Subsidiaries as of the last day of the four-quarter reference period shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such last day after giving effect to any Hedging Obligation then in effect; and

  (5)
  if interest on any Indebtedness incurred by the specified Person or any of its Restricted Subsidiaries on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the last day of the four-quarter reference period will be deemed to have been in effect during such period.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to interest-rate Hedging Obligations; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividend payments, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) or to MarkWest Energy Partners or a Restricted Subsidiary of MarkWest Energy Partners, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect from time to time.

        "General Partner" means MarkWest Energy GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of MarkWest Energy Partners.

        The term "guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets, or through letters of credit or reimbursement, "claw-back," "make-well," or "keep-well" agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, "guarantee" has a correlative meaning.

        "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness or other Obligations of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which are expressly subordinate in right of payment to the Obligations of such Subsidiary Guarantor under its Guarantee pursuant to a written agreement.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or Hydrocarbon hedge contracts or Hydrocarbon forward sales contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates, or commodities prices.

        "Hydrocarbons" means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of bankers' acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing all Attributable Debt of such Person in respect of any sale and leaseback transactions not involving a Capital Lease Obligation;

  (6)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

  (7)
  representing Disqualified Equity; or

  (8)
  representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit, Disqualified Equity and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that a guarantee otherwise permitted by the Indenture to be incurred by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness incurred by MarkWest Energy Partners or a Restricted Subsidiary in compliance with the terms of the Indenture shall not constitute a separate incurrence of Indebtedness.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

  (2)
  in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date;

  (3)
  in the case of any letter of credit, the maximum potential liability thereunder; and

  (4)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        For purposes of clause (7) of the preceding paragraph, Disqualified Equity shall be valued at the maximum fixed redemption, repayment or repurchase price, which shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Equity is not then permitted by its terms to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Equity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by Standard & Poor's.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the "—Covenants—Restricted Payments" covenant, (1) the term "Investment" shall include the portion (proportionate to MarkWest Energy Partners' Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of MarkWest Energy Partners or any of its Restricted Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, MarkWest Energy Partners or such Restricted Subsidiary shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time immediately before the effectiveness of such redesignation less the portion (proportionate to MarkWest Energy Partners' or such Restricted Subsidiary's Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the General Partner. If MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of MarkWest Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of MarkWest Energy Partners, MarkWest Energy Partners shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Restricted Payments."

        "Issue Date" means the date of the first issuance of notes under the Indenture.

        "Joint Venture" means any Person that is not a direct or indirect Subsidiary of MarkWest Energy Partners in which MarkWest Energy Partners or any of its Restricted Subsidiaries makes any Investment.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security, claim, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute)

of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

        "MarkWest Hydrocarbon" means MarkWest Hydrocarbon, Inc., a Delaware corporation, and its successors.

        "MarkWest Hydrocarbon Group" means, collectively, (1) John M. Fox and any of his Affiliates, (2) MarkWest Hydrocarbon, (3) MarkWest Energy Partners and (4) each Person which is a direct or indirect Subsidiary of MarkWest Energy Partners.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any Person, the consolidated net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  the aggregate gain (but not loss in excess of such aggregate gain), together with any related provision for taxes on such gain, realized in connection with:

  (a)
  any Asset Sale; or

  (b)
  the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means, with respect to any Asset Sale or sale of Equity Interests, the aggregate proceeds received by MarkWest Energy Partners or any of its Restricted Subsidiaries in cash or Cash Equivalents in respect of any Asset Sale or sale of Equity Interests (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale), net of, without duplication, (1) the direct costs relating to such Asset Sale or sale of Equity Interests, including, without limitation, brokerage commissions and legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or Equity Interests that were the subject of such Asset Sale or sale of Equity Interests, (3) all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or Equity Interests or for liabilities associated with such Asset Sale or sale of Equity Interests and retained by MarkWest Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to MarkWest Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness as to which:

  (1)
  neither MarkWest Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender of such Indebtedness;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of MarkWest Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

  (3)
  the lenders have been notified in writing that they will not have any recourse to the stock or assets of MarkWest Energy Partners or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Operating Surplus" shall have the meaning assigned to such term in the Partnership Agreement, as in effect on the 2004 Notes Issue Date.

        "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of May 24, 2002, as such may be amended, modified or supplemented from time to time.

        "Permitted Business" means either (1) gathering, transporting, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Code.

        "Permitted Business Investments" means Investments by MarkWest Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of MarkWest Energy Partners or in any Joint Venture, provided that:

  (1)
  either (a) at the time of such Investment and immediately thereafter, MarkWest Energy Partners could incur $1.00 of additional Indebtedness under the first paragraph in the limitation of Indebtedness set forth under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity" above or (b) such Investment is made with the proceeds of Incremental Funds (as defined in the covenant described under the caption "—Covenants—Restricted Payments");

  (2)
  if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt with respect to MarkWest Energy Partners and its Restricted Subsidiaries or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to MarkWest Energy Partners or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which MarkWest Energy Partners or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guaranty or "claw-back," "make-well" or "keep-well" arrangement) could, at the time such Investment is made and, if later, at the time any such Indebtedness is incurred, be incurred by MarkWest Energy Partners and its Restricted Subsidiaries in accordance with the limitation on Indebtedness set forth in the first paragraph under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity;" and

  (3)
  such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

        "Permitted Investments" means:

  (1)
  any Investment in, or that results in the creation of, any Restricted Subsidiary of MarkWest Energy Partners;

  (2)
  any Investment in MarkWest Energy Partners or in a Restricted Subsidiary of MarkWest Energy Partners (excluding redemptions, purchases, acquisitions or other retirements of Equity Interests in MarkWest Energy Partners);

  (3)
  any Investment in cash or Cash Equivalents;

  (4)
  any Investment by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners in a Person if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of MarkWest Energy Partners; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MarkWest Energy Partners or a Restricted Subsidiary of MarkWest Energy Partners;

  (5)
  any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (6)
  any Investment in a Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners;

  (7)
  Investments in stock, obligations or securities received in settlement of debts owing to MarkWest Energy Partners or any of its Restricted Subsidiaries as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of MarkWest Energy Partners or any such Restricted Subsidiary, in each case as to debt owing to MarkWest Energy Partners or any such Restricted Subsidiary that arose in the ordinary course of business of MarkWest Energy Partners or any such Restricted Subsidiary;

  (8)
  any Investment in Hedging Obligations permitted to be incurred by the covenant described above under "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity" covenant;

  (9)
  other Investments in any Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the 2004 Notes Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed the greater of (a) $10.0 million and (b) 2 1/2% of Consolidated Net Tangible Assets.

        "Permitted Liens" means:

  (1)
  Liens securing Indebtedness under the Credit Facilities permitted to be incurred under the Indenture provided that all such Liens are pari passu with each other;

  (2)
  Liens in favor of MarkWest Energy Partners or any of its Restricted Subsidiaries;

  (3)
  any interest or title of a lessor in the property subject to a Capital Lease Obligation;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that such Liens were in existence prior to, and were not obtained in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MarkWest Energy Partners or such Restricted Subsidiary;

  (5)
  Liens on property existing at the time of acquisition thereof by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that such Liens were in existence prior to, and were not obtained in contemplation of, such acquisition and relate solely to such property, accessions thereto and the proceeds thereof;

  (6)
  Liens to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7)
  Liens on any property or asset acquired, constructed or improved by MarkWest Energy Partners or any Restricted Subsidiary, which (a) are in favor of the seller of such property or assets, in favor of the Person constructing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, construction or improvement of such asset or property, (b) are created within 360 days after the date of acquisition, construction or improvement, (c) secure the purchase price or construction or improvement cost, as the case may be, of such asset or property in an amount not to exceed the lesser of (i) the cost to MarkWest Energy Partners and its Restricted Subsidiaries of such acquisition, construction or improvement of such asset or property and (ii)100% of the fair market value (as determined by the Board of Directors of the General Partner) of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including proceeds thereof, accessions thereto and upgrades thereof);

  (8)
  Liens to secure performance of Hedging Obligations of MarkWest Energy Partners or a Restricted Subsidiary;

  (9)
  Liens existing on the Issue Date and Liens in connection with any extensions, refinancing, renewal, replacement or defeasance of any Indebtedness or other obligation secured thereby, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets are encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such extension, refinancing, renewal, replacement or defeasance;

  (10)
  Liens on pipelines or pipeline facilities that arise by operation of law;

  (11)
  Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of MarkWest Energy Partners' or any Restricted Subsidiary's business that are customary in the Permitted Business;

  (12)
  Liens securing the Obligations of the Issuers under the notes and the Indenture and of the Subsidiary Guarantors under the Guarantees;

  (13)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's Obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and permitted by the covenant described under "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity;"

  (14)
  Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Guarantee pursuant to a contractual covenant that limits liens in a manner substantially similar to the covenant described above under the caption "—Covenants—Liens;" and

  (15)
  Liens incurred in the ordinary course of business of MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners with respect to Obligations that do not exceed 10% of Consolidated Net Tangible Assets at any one time outstanding.

        After the first suspension of the covenants pursuant to the provisions under the caption "Suspended Covenants," for purposes of complying with the "Liens" covenant, the Liens described in clauses (1) and (15) of this definition of "Permitted Liens" will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of the Consolidated Net Tangible Assets of MarkWest Energy Partners. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the notes do not have an Investment Grade Rating from both Rating Agencies.

        "Permitted Refinancing Indebtedness" means any Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is not incurred by a Restricted Subsidiary if MarkWest Energy Partners is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

        "Rating Agency" means each of Standard & Poor's and Moody's, or if Standard & Poor's or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Board of Directors of the General Partner) which shall be substituted for Standard & Poor's or Moody's, or both, as the case may be.

        "Restricted Investment" means an Investment other than a Permitted Investment or a Permitted Business Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, each of MarkWest Finance and the Operating Company shall be a Restricted Subsidiary of MarkWest Energy Partners.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

        "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of MarkWest Energy Partners or MarkWest Finance (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity (other than an entity referred to in clause (2) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (i) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.

        "Subsidiary Guarantors" means each of:

  (1)
  Basin Pipeline L.L.C., MarkWest Blackhawk, L.L.C., MarkWest Energy Appalachia, L.L.C., MarkWest Energy East Texas Gas Company, L.L.C., MarkWest Energy GP, L.L.C., MarkWest Energy Operating Company, L.L.C., MarkWest Gas Marketing, L.L.C., MarkWest Gas Services, L.L.C., MarkWest Hydrocarbon, Inc., MarkWest Javelina Company, L.L.C., MarkWest Javelina Pipeline Company, L.L.C., MarkWest Liberty Gas Gathering, L.L.C., MarkWest Marketing, L.L.C., MarkWest McAlester, L.L.C., MarkWest Michigan Pipeline Company, L.L.C., MarkWest New Mexico, L.L.C., MarkWest Pinnacle, L.L.C., MarkWest Pipeline Company, L.L.C., MarkWest PNG Utility, L.L.C., MarkWest Power Tex, L.L.C., MarkWest Texas PNG Utility, L.L.C., MarkWest Oklahoma Gas Company, L.L.C., Mason Pipeline Limited Liability Company, Matrex, L.L.C. and West Shore Processing Company, L.L.C.; and

  (2)
  any other Subsidiary of MarkWest Energy Partners that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture; and

  (3)
  their respective successors and assigns.

in each case until such Subsidiary Guarantor ceases to be such in accordance with the Indenture. Notwithstanding anything in the Indenture to the contrary, MarkWest Finance shall not be a Subsidiary Guarantor.

        "U.S. Government Obligations" means securities that are (1) direct Obligations of the United States of America for the payment of which its full faith and credit is pledged; (2) Obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) above, are not callable or redeemable at the option of the issuers thereof; or (3) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

        "Unrestricted Subsidiary" means MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company, and any other Subsidiary of MarkWest Energy Partners (other than MarkWest Finance or the Operating Company) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (1) has no Indebtedness other than Non-Recourse Debt; (2) is not a party to any agreement, contract, arrangement or understanding with MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners unless the terms of any such arrangement, contract, arrangement or understanding are no less favorable to MarkWest Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MarkWest Energy Partners; (3) is a Person with respect to which neither MarkWest Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries. Notwithstanding anything in the Indenture to the contrary, neither MarkWest Finance nor the Operating Company shall be designated as an Unrestricted Subsidiary.

        Any designation of a Subsidiary of MarkWest Energy Partners as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of MarkWest Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity," MarkWest Energy Partners shall be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material federal income tax consequences relevant to the exchange of exchange notes for outstanding notes, but does not purport to be a complete analysis for all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        The exchange of exchange notes for outstanding notes pursuant to the Exchange Offer will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of an exchange note for an outstanding note, and the holder will have the same basis and holding period in the exchange note as it had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

  •
  you acquire the exchange notes in the ordinary course of your business; and

  •
  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

        You may not participate in the exchange offer if you are:

  •
  an "affiliate" within the meaning of Rule 405 under the Securities Act of us or MarkWest Energy Finance Corporation; or

  •
  a broker-dealer that acquired outstanding notes directly from us.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

        If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer—Procedures for Tendering—Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market- making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the exchange notes; or

  •
  a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the applicable letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Vinson & Elkins L.L.P. has issued an opinion about the legality of the exchange notes.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K dated May 18, 2009 for the retrospective applications of SFAS No. 160 and FSP EITF 03-6-1, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, as stated in their report in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-4 with respect to the notes offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the notes offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until the expiration of the exchange offer:

  •
  Our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1 (in each case excluding the Starfish Pipeline Company, LLC Consolidated Financial Statements in Part IV, Schedule A thereto);

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 11, 2009; and

  •
  Our current reports on Form 8-K as filed with the SEC on January 28, 2009, January 28, 2009, March 4, 2009, March 24, 2009, April 24, 2009, May 7, 2009, May 11, 2009, May 18, 2009, May 27, 2009, June 10, 2009 and July 1, 2009.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202
(303) 925-9200
Attention: Investor Relations

These documents may also be accessed at our website at http://www.markwest.com. All other information contained in or accessible from our company website is not part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward looking statements. We use words such as "could," "may," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward looking statements.

        These forward-looking statements are based on management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        We do not update publicly any forward-looking statement. We caution you not to rely unduly on forward looking statements. You should read "Risk Factors" beginning on page 8 of this prospectus for further information.

ANNEX A

LETTER OF TRANSMITTAL
To Tender
Outstanding 6 7/8% Series A Senior Notes due 2014 issued on May 26, 2009 of
MARKWEST ENERGY PARTNERS, L.P.
MARKWEST ENERGY FINANCE CORPORATION

Pursuant to the Exchange Offer and Prospectus dated                , 2009

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, National Association

Attention: Corporate Trust Operations
Sixth and Marquette
MAC N9303-121
Minneapolis, Minnesota 55479
Telephone: (800) 344-5128
Facsimile: (612) 667-4927

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6 7/8% SERIES A SENIOR NOTES DUE 2014 ISSUED ON MAY 26, 2009 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 6 7/8% SERIES B SENIOR NOTES DUE 2014 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt of the prospectus, dated                , 2009 (the "Prospectus"), of MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership") and MarkWest Energy Finance Corporation, a Delaware corporation ("Finance Corp."), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Partnership and Finance Corp.'s offer (the "Exchange Offer") to exchange its 6 7/8% Series B Senior Notes due 2014 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of their outstanding 6 7/8% Series A Senior Notes due 2014 issued on May 26, 2009 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended. The Partnership shall promptly notify the Exchange Agent in writing of any extension. In addition, we will issue a press release regarding such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offer—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal.

        By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

        3.     The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Partnership as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Partnership or Finance Corp. within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

        5.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a.     the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b.     neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c.     neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

          d.     neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Partnership or Finance Corp.; and

          e.     if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the exchange notes.

        6.     You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below) applicable to your Outstanding Notes, elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of and May 26, 2009, relating to the 6 7/8% Series A Senior Notes due 2014 issued on May 26, 2009 (the "Registration Rights Agreement"), by and among the Partnership, Finance Corp., the Subsidiary Guarantors and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202, Attention: Nancy K. Buese. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, each of the directors of MarkWest Energy GP, L.L.C., the general partner of the Partnership (the "General Partner"), Finance Corp., each Subsidiary Guarantor, each of the officers of the General Partner who signs such shelf registration statement on behalf of the Partnership, each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provisions of the Registration Rights Agreement are not intended to be exhaustive and qualified in its entirety by the Registration Rights Agreement.

        7.     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.    Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.    Partial Tenders.

        Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.    Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Partnership, in its sole discretion, which determination will be final and binding. The Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Partnership shall determine. Although the Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

        Until                , 2009 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

MarkWest Energy Partners, L.P.

MarkWest Energy Finance Corporation

Offer to Exchange

Registered
$150,000,000 6 7/8% Series B Senior Notes due 2014

for

Outstanding
$150,000,000 6 7/8% Series A Senior Notes due 2014

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of MarkWest Energy Partners, L.P. provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of a general partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director employee, agent or trustee of our general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

        Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Also, Article VI of the bylaws of MarkWest Energy Finance Corporation provides for the indemnification of directors and officers of the company and such directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

        The limited liability company agreement of MarkWest Energy GP, L.L.C. provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to indemnitees (as defined therein) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee, provided that in each case the indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in, or not opposed to the best interests of, the operating company. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the operating company.

        In April 2008, the Partnership and our General Partner entered into second amended and restated indemnification agreements with all of the directors and officers of the General Partner. The second amended and restated indemnification agreements become operative if the indemnitees were or are or become, or are threatened to be made, a party to or witness or other participant in, or were or are or become obligated to furnish documents in response to a subpoena or otherwise in connection with, any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of the Partnership, the General Partner, their affiliates or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that indemnitees were or are or may be deemed a director, officer, employee, controlling person, agent or fiduciary of the Partnership, the General Partner, their affiliates or any other person for which indemnitees are or were or may be deemed to be serving at the request of the General Partner, or by reason of any action or inaction on the part of indemnitees while serving or acting or having served or acted in any that capacity. Upon the occurrence of an indemnification event, the Partnership and the General Partner will indemnify the indemnitees against all losses and expenses (as defined in the second amended and restated indemnification agreements), so long as the indemnitees acted in good faith and in a manner the indemnitees reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal proceeding, had no reasonable cause to believe indemnitees' conduct was unlawful. There are certain limitations on the obligation of the General Partner and the Partnership to indemnify the indemnitees in connection with a claim brought by or in the name of the General Partner to obtain a judgment in its favor.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

        Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

  (b)
  Financial Statement Schedules:

        None.

Item 22. Undertakings.

        Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MARKWEST ENERGY PARTNERS, L.P.
By:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JOHN M. FOX John M. Fox	Lead Director
/s/ KEITH E. BAILEY Keith E. Bailey	Director
/s/ MICHAEL L. BEATTY Michael L. Beatty	Director
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director

Signature	Title

/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director
/s/ ANNE E. FOX MOUNSEY Anne E. Fox Mounsey	Director
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director
/s/ DONALD D. WOLF Donald D. Wolf	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MARKWEST ENERGY FINANCE CORPORATION
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	Chief Executive Officer, President and Director of MarkWest Energy Finance Corporation (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President, Chief Financial Officer and Director of MarkWest Energy Finance Corporation (Principal Financial and Accounting Officer)
/s/ ANDREW L. SCHROEDER Andrew L. Schroeder	Vice President Finance and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MARKWEST ENERGY OPERATING COMPANY, L.L.C.
By:	MARKWEST ENERGY PARTNERS, L.P., its Managing Member
By:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer, Chairman of the Board and Director of MarkWest Energy GP, L.L.C.,† General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President and Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial and Accounting Officer)
/s/ JOHN M. FOX John M. Fox	Lead Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ KEITH E. BAILEY Keith E. Bailey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.

Signature	Title

/s/ MICHAEL L. BEATTY Michael L. Beatty	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ ANNE E. FOX MOUNSEY Anne E. Fox Mounsey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ DONALD D. WOLF Donald D. Wolf	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
†
MarkWest Energy GP, L.L.C. is the general partner of MarkWest Energy Partners, L.P., which is the managing member of MarkWest Energy Operating Company, L.L.C.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

BASIN PIPELINE L.L.C.
WEST SHORE PROCESSING COMPANY, L.L.C.
MARKWEST ENERGY APPALACHIA, L.L.C.
MARKWEST MICHIGAN PIPELINE COMPANY, L.L.C.
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.
MARKWEST POWER TEX, L.L.C.
MARKWEST PINNACLE, L.L.C.
MARKWEST PNG UTILITY, L.L.C.
MARKWEST TEXAS PNG UTILITY, L.L.C.
MARKWEST BLACKHAWK, L.L.C.
MARKWEST NEW MEXICO, L.L.C.
MARKWEST ENERGY EAST TEXAS GAS COMPANY, L.L.C.
MARKWEST PIPELINE COMPANY, L.L.C.
MARKWEST JAVELINA PIPELINE COMPANY, L.L.C.
MARKWEST JAVELINA COMPANY, L.L.C.
MARKWEST GAS SERVICES, L.L.C.
MARKWEST ENERGY GP, L.L.C.
MARKWEST LIBERTY GAS GATHERING, L.L.C.
MARKWEST MARKETING, L.L.C.

By:	MARKWEST ENERGY OPERATING COMPANY, L.L.C., their Sole Member
By:	MARKWEST ENERGY PARTNERS, L.P., its Managing Member
By:	MARKWEST ENERGY GP, L.L.C., its General Partner
/s/ ANDREW L. SCHROEDER Andrew L. Schroeder Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer, Chairman of the Board and Director of MarkWest Energy GP, L.L.C.,† General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President and Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial and Accounting Officer)
/s/ JOHN M. FOX John M. Fox	Lead Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ KEITH E. BAILEY Keith E. Bailey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ MICHAEL L. BEATTY Michael L. Beatty	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ ANNE E. FOX MOUNSEY Anne E. Fox Mounsey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ DONALD D. WOLF Donald D. Wolf	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MARKWEST MCALESTER, L.L.C.
By:	MARKWEST OKLAHOMA GAS COMPANY, L.L.C., its Sole Member
By:	MARKWEST ENERGY OPERATING COMPANY, L.L.C., its Sole Member
By:	MARKWEST ENERGY PARTNERS, L.P., its Managing Member
By:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:	/s/ ANDREW L. SCHROEDER Andrew L. Schroeder Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer, Chairman of the Board and Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President and Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial and Accounting Officer)

Signature	Title

/s/ JOHN M. FOX John M. Fox	Lead Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ KEITH E. BAILEY Keith E. Bailey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ MICHAEL L. BEATTY Michael L. Beatty	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ DONALD C. HEPPERMAN Donald C. Hepperman	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ ANNE E. FOX MOUNSEY Anne E. Fox Mounsey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ DONALD D. WOLF Donald D. Wolf	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MARKWEST HYDROCARBON, INC.
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ ANDREW L. SCHROEDER Andrew L. Schroeder	Vice President Finance and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MASON PIPELINE LIMITED LIABILITY COMPANY
By:	MARKWEST HYDROCARBON, INC., its Sole Member
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ ANDREW L. SCHROEDER Andrew L. Schroeder	Vice President Finance and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd day of July, 2009.

MATREX, L.L.C.
By:	BASIN PIPELINE L.L.C., its Sole Member and Manager
By:	MARKWEST ENERGY OPERATING COMPANY, L.L.C., its Sole Member and Manager
By:	MARKWEST ENERGY PARTNERS, L.P., its Managing Member
By:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:	/s/ ANDREW L. SCHROEDER
Name:	Andrew L. Schroeder
Title:	Vice President Finance

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 2nd day of July, 2009.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer, Chairman of the Board and Director of MarkWest Energy GP, L.L.C.,† General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Senior Vice President and Chief Financial Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial and Accounting Officer)

Signature	Title

/s/ JOHN M. FOX John M. Fox	Lead Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ KEITH E. BAILEY Keith E. Bailey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ MICHAEL L. BEATTY Michael L. Beatty	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ WILLIAM A. KELLSTROM William A. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ ANNE E. FOX MOUNSEY Anne E. Fox Mounsey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
/s/ DONALD D. WOLF Donald D. Wolf	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners L.P.
†
MarkWest Energy GP, L.L.C. is the general partner of MarkWest Energy Partners, L.P., which is the managing member of MarkWest Energy Operating Company, L.L.C.

INDEX TO EXHIBITS

Exhibit Number	Description
2.1(25)	Agreement and Plan of Redemption and Merger dated September 5, 2007 by and among MarkWest Hydrocarbon, Inc. MarkWest Energy Partners, L.P. and MWEP, L.L.C.
3.1(1)	Certificate of Limited Partnership of MarkWest Energy Partners, L.P.
3.2(35)	Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of February 21, 2008.
3.3(1)	Certificate of Formation of MarkWest Energy GP, L.L.C.
3.4(2)	Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C., dated as of May 24, 2002.
3.5*	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement MarkWest Energy GP, L.L.C., dated as of December 31, 2004.
3.6*	Amendment No. 2 to Amended and Restated Limited Liability Company Agreement MarkWest Energy GP, L.L.C., dated as of January 19, 2005.
3.7*	Amendment No. 3 to Amended and Restated Limited Liability Company Agreement MarkWest Energy GP, L.L.C., dated as of February 21, 2008.
3.8*	Amendment No. 4 to Amended and Restated Limited Liability Company Agreement MarkWest Energy GP, L.L.C., dated as of March 31, 2008.
3.9*	Certificate of Incorporation of MarkWest Finance Corporation.
3.10*	Bylaws of MarkWest Finance Corporation, dated October 8, 2004.
4.1(6)	Purchase Agreement dated October 19, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein.
4.2(6)	Registration Rights Agreement dated October 25, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein.
4.3(6)	Indenture dated as of October 25, 2004, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.
4.4(6)	Form of 6.875% Series A Senior Notes due 2014 with attached notation of Guarantees (incorporated by Reference to Exhibits A and D of Exhibit 4.7 hereto).
4.5(38)

First Supplemental Indenture, dated as of February 2, 2005, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.6(39)

Second Supplemental Indenture, dated as of January 17, 2006, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.7(18)

Registration Rights Agreement dated as of July 6, 2006 among MarkWest Energy Partners, L.P., with MarkWest Energy Finance Corporation as the Issuers, the Guarantors named therein, and each of RBC Capital Markets Corporation, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Credit Suisse Securities (USA) LLC, Fortis Securities LLC, Mizuho International plc, Piper Jaffray & Co. and SG Americas Securities, LLC collectively as Initial Purchasers.

Exhibit Number	Description
4.8(18)

Indenture dated as of July 6, 2006, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.9(18)	Form of 8.5% Series A and Series B Senior Notes due 2016 with attached notation of Guarantees (incorporated by Reference to Exhibits A and D of Exhibit 4.8 hereto).
4.10(19)

Registration Rights Agreement dated as of October 20, 2006 among MarkWest Energy Partners, L.P., with MarkWest Energy Finance Corporation as the Issuers, the Guarantors named therein, and RBC Capital Markets as the Initial Purchaser.

4.11(40)

Third Supplemental Indenture, dated as of March 6, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.12(40)

First Supplemental Indenture, dated as of March 6, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.13(34)	Form of 8 3/4% Series A and Series B Senior Notes due 2018 with attached notation of Guarantees (incorporated by reference to Exhibits A and D of Exhibit 4.14 hereto).
4.14(34)	Indenture dated as of April 15, 2008 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and Wells Fargo Bank, N.A., as trustee.
4.15(34)

Registration Rights Agreement dated as of April 15, 2008 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein.

4.16(40)

Fourth Supplemental Indenture, dated as of April 25, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.17(40)

Second Supplemental Indenture, dated as of April 25, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.18(40)

First Supplemental Indenture, dated as of April 25, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.19(35)

Registration Rights Agreement dated as of May 1, 2008 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation and Wachovia Securities LLC, as representatives of the several underwriters named therein.

4.20(40)

Fifth Supplemental Indenture, dated as of August 4, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.21(40)

Third Supplemental Indenture, dated as of August 4, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

Exhibit Number	Description
4.22(40)

Second Supplemental Indenture, dated as of August 4, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.23(40)

Sixth Supplemental Indenture, dated as of September 15, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.24(40)

Fourth Supplemental Indenture, dated as of September 15, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.25(40)

Third Supplemental Indenture, dated as of September 15, 2008, among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.26(41)	Indenture dated as of May 26, 2009 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and Wells Fargo Bank, N.A., as Trustee.
4.27(41)

Registration Rights Agreement dated as of May 26, 2009 among MarkWest Energy Partner, L.P., MarkWest Energy Finance Corporation, and the several guarantors named therein, and J.P. Morgan Securities Inc., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein.

5.1*	Opinion of Vinson & Elkins L.L.P.
10.1(2)

Contribution, Conveyance and Assumption Agreement dated as of May 24, 2002, by and among MarkWest Energy Partners,  L.P.; MarkWest Energy Operating Company, L.L.C.; MarkWest Energy GP, L.L.C.; MarkWest Michigan, Inc.; MarkWest Energy Appalachia, L.L.C.; West Shore Processing Company, L.L.C.; Basin Pipeline, L.L.C.; and MarkWest Hydrocarbon,  Inc.

10.2(2)	MarkWest Energy Partners, L.P. Long-Term Incentive Plan.
10.3(2)	First Amendment to MarkWest Energy Partners, L.P. Long-Term Incentive Plan.
10.4(2)	Omnibus Agreement dated of May 24, 2002, among MarkWest Hydrocarbon, Inc.; MarkWest Energy GP, L.L.C.; MarkWest Energy Partners, L.P.; and MarkWest Energy Operating Company, L.L.C.
10.5(2)+	Fractionation, Storage and Loading Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.6(2)+	Gas Processing Agreement dated as of May 24, 2002, by and between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.7(2)+	Pipeline Liquids Transportation Agreement dated as of May 24, 2002, by and between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.8(2)	Natural Gas Liquids Purchase Agreement dated as of May 24, 2002, by and between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.9(4)	Services Agreement dated January 1, 2004 between MarkWest Energy GP, L.L.C. and MarkWest Hydrocarbon, Inc.
10.10(10)Δ	Executive Employment Agreement effective September 5, 2007 between MarkWest Hydrocarbon, Inc. and Frank Semple.

Exhibit Number	Description
10.11(20)	Office Lease Agreement, dated April 19, 2006, by and between Park Central Property LLC, the landlord, and MarkWest Energy Partners, L.P., the tenant.
10.12(40)+	Natural Gas Liquids Purchase Agreement dated August 25, 2006 between ONEOK Hydrocarbon, L.P. and MarkWest Western Oklahoma Gas Company, L.L.C., now known as MarkWest Oklahoma Gas Company, L.L.C.
10.13(42)+	Construction, Operation and Gas Gathering Agreement dated as of September 21, 2006 between MarkWest Western Oklahoma Gas Company, L.L.C. and Newfield Exploration Mid-Continent Inc.
10.14(10)Δ	Form of Executive Employment Agreement effective September 5, 2007 between MarkWest Hydrocarbon, Inc. and Nancy K. Buese, C. Corwin Bromley, John C. Mollenkopf and Randy S. Nickerson.
10.15(23)

Form of Indemnification Agreement between MarkWest Energy Partners, LLP and each Non-employee Director and the following Officers of the Company: Frank Semple, President and Chief Executive Officer; Nancy Buese, Senior Vice President and Chief Financial Officer; Randy Nickerson, Senior Vice President and Chief Commercial Officer; John Mollenkopf, Senior Vice President and Chief Operations Officer; C. Corwin Bromley, Senior Vice President, General Counsel and Secretary; David Young, Senior Vice President of Corporate Services; Richard Ostberg, Vice President of Risk and Compliance, and Andrew Schroeder, Vice President and Treasurer dated as of January 26, 2007.

10.16(25)	Exchange Agreement dated September 5, 2007 by and among MarkWest Energy Partners, L.P., MarkWest Hydrocarbon, Inc., and MarkWest Energy, GP L.L.C.
10.17(25)	Voting Agreement dated September 5, 2007 by and among MarkWest Energy Partners, L.P. and the Fox Family Holders.
10.18(28)+	Hydrogen Supply Agreement dated September 28, 2007, by and between MarkWest Blackhawk, L.P. and CITGO Refining and Chemicals Company L.P.
10.19(26)

Amended and Restated Class B Membership Interest Contribution Agreement dated October 26, 2007 by and among MarkWest Energy Partners, L.P. and John M. Fox, Donald C. Heppermann, Frank M. Semple, Nancy K. Buese, Randy S. Nickerson, John C. Mollenkopf, C. Corwin Bromley, Andrew L. Schroeder, Jan Kindrick, Cindy Kindrick, Kevin Kubat and Art Denney as the Sellers.

10.20(27)

Amended and Restated Form of Indemnification Agreement dated October 26, 2007 by and between MarkWest Energy Partners,  L.P. and each non-employee director and executive officer of the General Partner, including the following named executive officers: Frank Semple, President and Chief Executive Officer; Nancy Buese, Senior Vice President and Chief Financial Officer; Randy Nickerson, Senior Vice President and Chief Commercial Officer; John Mollenkopf, Senior Vice President and Chief Operations Officer; C. Corwin Bromley, Senior Vice President, General Counsel and Secretary and Andrew Schroeder, Vice President and Treasurer.

10.21(32)+	Gas Processing Agreement dated as of November 1, 2007, by and between MarkWest Javelina Company and CITGO Refining and Chemicals Company, L.P.
10.22(31)+	Amendment to Gas Processing Agreement dated as of December 11, 2007, by and between MarkWest Javelina Company and CITGO Refining and Chemicals Company, L.P.

Exhibit Number	Description
10.23(29)

Amended Class B Membership Interest Contribution Agreement dated as of October 26, 2007, to Agreement and Plan of Redemption and Merger by and among the Partnership, MarkWest Hydrocarbon, Inc. and MWEP, L.L.C.

10.24(31)	Omnibus Termination Agreement dated as of November 16, 2007, by and between MarkWest Energy Appalachia, L.L.C. and Equitable Production Company and Equitable Gathering LLC.
10.25(32)+	Natural Gas Liquids Transportation, Fractionation, and Marketing Agreement dated as of November 16, 2007, by and between MarkWest Energy Appalachia, L.L.C. and Equitable Gathering LLC.
10.26(31)	Assignment and Bill of Sale and Assumption Agreement dated as of November 16, 2007, by and between MarkWest Energy Appalachia, L.L.C. and Equitable Production Company and Equitable Gathering LLC.
10.27(31)	Second Amendment to the Gas Processing Agreement dated as of December 26, 2007, by and between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.28(36)

Credit Agreement dated as of February 20, 2008 among MarkWest Energy Partners, L.P., Royal Bank of Canada as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, Fortis Capital Corp., SunTrust Bank and U.S. Bank National Association, as Documentation Agents, RBC Capital Markets, as Sole Lead Arrangers and Sole Book Running Manager, and the lenders party thereto.

10.29(37)	MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan.
10.30(43)

Form of Second Amended and Restated Indemnification Agreement dated April 24, 2008 by and among MarkWest Energy Partners,  L.P., MarkWest Energy GP, L.L.C., and each director and officer of MarkWest Energy GP, L.L.C., including the following named executive officers: Frank Semple, President and Chief Executive Officer; Nancy Buese, Senior Vice President and Chief Financial Officer; Randy Nickerson, Senior Vice President and Chief Commercial Officer; John Mollenkopf, Senior Vice President and Chief Operations Officer; and C. Corwin Bromley, Senior Vice President, General Counsel and Secretary.

10.31(44)+

Stiles/Britt Ranch Gas Gathering and Processing Agreement dated effective as of June 12, 2008 and executed August 5, 2008 between Newfield Exploration Mid-Continent Inc. and MarkWest Oklahoma Gas Company, L.L.C.

10.32(40)+	Amendment to the Natural Gas Liquids Purchase Agreement effective as of November 1, 2008 by and between MarkWest Oklahoma Gas Company, L.L.C. and ONEOK Hydrocarbon, L.P.
10.33(45)+	Contribution Agreement dated as of January 22, 2009 by and among MarkWest Liberty Gas Gathering, L.L.C., M&R MWE Liberty, LLC, and MarkWest Liberty Midstream & Resources, L.L.C.
10.34(45)

First Amendment to Credit Agreement entered into as of January 28, 2009, among MarkWest Energy Partners, L.P., the guarantors party thereto, Royal Bank of Canada, as Administrative Agent and Collateral Agent and as L/C Issuer, the Agents party thereto, and the lenders party thereto.

10.35(40)

Raw Product Purchase Agreement dated February 11, 2005 between MarkWest East Texas Gas Company, L.P., now known as MarkWest East Texas Gas Company, L.L.C. and Dynegy Liquids Marketing and Trade, now known as Targa Liquids Marketing and Trade.

Exhibit Number	Description
12.1*	Computation of Ratio of Earnings to Fixed Charges.
21.1*	List of Subsidiaries.
23.1*	Consent of Deloitte & Touche LLP.

(1)
Incorporated by reference to the Registration Statement (No. 33-81780) on Form S-1 filed January 31, 2002.

(2)
Incorporated by reference to the Current Report on Form 8-K filed June 7, 2002.

(3)
Incorporated by reference to the Current Report on Form 8-K filed June 19, 2003.

(4)
Incorporated by reference to the Annual Report on Form 10-K filed March 15, 2004.

(5)
Incorporated by reference to the Current Report on Form 8-K filed September 20, 2004.

(6)
Incorporated by reference to the Current Report on Form 8-K filed October 25, 2004.

(7)
Incorporated by reference to the Current Report on Form 8-K filed October 29, 2004.

(8)
Incorporated by reference to the Current Report on Form 8-K filed January 6, 2005.

(9)
Incorporated by reference to the Quarterly Report of MarkWest Hydrocarbon, Inc. on Form 10-Q filed November 13, 1997.

(10)
Incorporated by reference to the Current Report on Form 8-K filed September 11, 2007.

(11)
Incorporated by reference to the Current Report on Form 8-K filed November 16, 2005.

(12)
Incorporated by reference to the Current Report on Form 8-K/A filed December 29, 2005.

(13)
Incorporated by reference to the Current Report on Form 8-K filed November 7, 2005.

(14)
Incorporated by reference to the Current Report on Form 8-K filed January 5, 2006.

(15)
Incorporated by reference to the Current Report on Form 8-K filed March 1, 2004.

(16)
Incorporated by reference to the Current Report on Form 8-K filed September 23, 2005.

(17)
Incorporated by reference to the Current Report on Form 8-K filed June 15, 2005.

(18)
Incorporated by reference to the Current Report on Form 8-K filed July 7, 2006.

(19)
Incorporated by reference to the Current Report on Form 8-K filed October 24, 2006.

(20)
Incorporated by reference to the Current Report on Form 8-K filed April 25, 2006.

(21)
Incorporated by reference to the Current Report on Form 8-K filed November 1, 2006.

(22)
Incorporated by reference to the Current Report on Form 8-K filed January 31, 2007.

(23)
Incorporated by reference to the Annual Report on Form 10-K filed March 7, 2007.

(24)
Incorporated by reference to the Current Report on Form 8-K filed April 11, 2007.

(25)
Incorporated by reference to the Current Report on Form 8-K filed September 6, 2007.

(26)
Incorporated by reference to the Current Report on Form 8-K filed November 13, 2007.

(27)
Incorporated by reference to the Current Report on Form 8-K filed November 1, 2007.

(28)
Incorporated by reference to the Quarterly Report on Form 10-Q filed November 8, 2007.

(29)
Incorporated by reference to the Current Report on Form 8-K filed November 13, 2007.

(30)
Incorporated by reference to the Current Report on Form 8-K filed December 19, 2007.

(31)
Incorporated by reference to the Annual Report on Form 10-K filed February 29, 2008.

(32)
Incorporated by reference to the Annual Report on Form 10-K/A filed May 8, 2008.

(33)
Incorporated by reference to the Current Report on Form 8-K filed February 21, 2008.

(34)
Incorporated by reference to the Current Report on Form 8-K filed April 15, 2008.

(35)
Incorporated by reference to the Current Report on Form 8-K filed May 1, 2008.

(36)
Incorporated by reference to the Current Report on Form 8-K filed February 21, 2008.

(37)
Incorporated by reference to the Form S-4/A Registration Statement filed December 21, 2007.

(38)
Incorporated by reference to the Form S-4 Registration Statement filed February 22, 2005.

(39)
Incorporated by reference to the Form S-4/A Registration Statement filed January 17, 2006.

(40)
Incorporated by reference to the Annual Report on Form 10-K filed March 2, 2009.

(41)
Incorporated by reference to the Current Report on Form 8-K filed May 27, 2009.

(42)
Incorporated by reference to the Quarterly Report on Form 10-Q filed November 7, 2006.

(43)
Incorporated by reference to the Quarterly Report on Form 10-Q filed August 11, 2008.

(44)
Incorporated by reference to the Quarterly Report on Form 10-Q filed November 10, 2008.

(45)
Incorporated by reference to the Quarterly Report on Form 10-Q filed May 11, 2009.

+
Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of these exhibits. Omitted material for which confidential treatment has been requested and has been filed separately with the Securities and Exchange Commission.

Δ
Identifies each management contract or compensatory plan or arrangement.

*
Filed herewith.